UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

The Securities Exchange Act of 1934

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ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
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Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage, Alaska 99503-6091

April 27, 2017

LETTER FROM THE BOARD OF DIRECTORS TO SHAREHOLDERS OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Dear Fellow Shareholders,

We hope you will join us at the 2017 Annual Meeting of Shareholders. The attached Notice of Annual Meeting of Shareholders and Proxy Statement will serve as your guide to the business to be conducted.

Board composition is vital to effective oversight. We have a team of six directors, five of whom are independent directors. We have the capabilities, experience, diversity and tenure to represent your interests. As stewards of your Company we seek to achieve long-term sustainable performance and create value through effective business strategies, prudent corporate governance, appropriate risk management, and attention to our leadership talent and succession planning.

2016 was the first full year of operations following the sale of our wireless operations in 2015. We delivered strong year over year performance emphasizing the Company’s focus as a broadband and managed IT services provider. We continue to achieve industry leading growth in broadband revenue and EBITDA, while delivering solid free cash flow performance. We remain committed to capital allocation that we believe drives the most long-term shareholder value.

We have spent considerable time as a Board and specifically the Compensation Committee, to seek out shareholder input and thoroughly review our executive compensation program. This has resulted in changes to our compensation programs. We believe these changes further enhance the link between pay and performance and the alignment of executive compensation with your long-term interests. We invite you to read the Compensation Discussion and Analysis section of the Proxy Statement beginning on page 20 for details of our executive compensation program and these recent changes.

We encourage you to read the Proxy Statement carefully for more information on our 2016 results. As always, we value your continued involvement as shareholders and welcome your comments and suggestions at the address above or by email at investors@acsalaska.com. Thank you for your investment in Alaska Communications and your support.

Sincerely,

The Board of Directors of Alaska Communications Systems Group, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Time and Date:	8:30 a.m. Alaska daylight time, on Tuesday, June 6, 2017

Place:	Alaska Communications Business and Technology Center
600 36th Avenue
Anchorage, Alaska 99503

You can find directions to the Annual Meeting location on page 64.

Items of Business:	(1)	Elect the following directors as nominated by the Board of Directors:

		Edward (Ned) J. Hayes, Jr.	Peter D. Ley

		Margaret L. Brown	Brian A. Ross

		David W. Karp	Anand Vadapalli

	(2)	To hold an advisory vote to approve executive compensation;

	(3)	To hold an advisory vote on the frequency of future advisory votes on executive compensation;

	(4)	To approve the Second Amended and Restated Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan;

	(5)	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

	(6)	To consider any other business properly brought before the Annual Meeting or any adjournment or postponement.

Record Date: You may vote at the Annual Meeting if you were a shareholder of record at the close of business on April 10, 2017. You have one vote at the Annual Meeting for each share of the Company’s common stock held on the Record Date. At the close of business on the Record Date, there were 52,341,136 outstanding shares of our common stock.

Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, unless you make a written comment on the proxy card, otherwise communicate your vote to management, as may be required in accordance with the appropriate legal process, or as authorized by you.

By Order of the Board of Directors

Leonard Steinberg

Senior Vice President, Legal, Regulatory, and Government Affairs and Corporate Secretary

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Voting Your Proxy

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Shareholders to be held on June 6, 2017: Our 2017 Proxy Statement and Annual Report to Shareholders for the year ended December 31, 2016 are available free of charge on our investor relations website at www.alsk.com and at www.proxydocs.com/alsk.

This proxy statement or a Notice of Internet Availability of Proxy Materials is first being sent on or about April 27, 2017. We will also provide access to our proxy materials over the Internet, beginning on April 27, 2017, for the holders of record and beneficial owners of our common stock as of the close of business on April 10, 2017, the Record Date. Shareholders will have one vote at the Annual Meeting for each share of the Company’s common stock held on the Record Date. At the close of business on the Record Date, there were 52,341,136 outstanding shares of our common stock.

There are four ways shareholders may vote:

1.	By Internet: go to www.proxypush.com/alsk;

2.	By toll-free telephone: call 866-390-5401;

3.	By mail: (if you receive a paper copy of the proxy materials and wish to vote by mail); mark, sign, date and promptly mail the proxy card in the postage-paid envelope that accompanied the proxy card.

4.	In person at the Annual Meeting of Shareholders:

a.	If your shares are held directly in your name with our transfer agent, Computershare Trust Company, N.A., and you want to vote at the Annual Meeting, you must provide valid identification, such as a driver’s license, when you arrive at the Annual Meeting.

b.	If your shares are held through a broker, bank, trust or other similar organization (held in street name), and you want to vote in person at the Annual Meeting, you must obtain a valid “legal proxy”, executed in your favor, from your broker, bank, trust or other similar organization before the Annual Meeting and bring it to the Annual Meeting with you.

c.	Directions to the Annual Meeting are on page 64 of this proxy statement.

Whichever method you select to transmit your instructions, the named proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Alaska Communications Systems Group, Inc. (“Alaska Communications” or “the Company”) Board of Directors (“Board”) for each proposal.

Revocation of Proxy

You may revoke your proxy before it is voted at the Annual Meeting by filing a written notice of revocation dated after the date you voted your original proxy, and either:

•	submitting a duly executed proxy for the same shares of common stock bearing a later date than the original proxy, which must be received by the Company at the address listed below no later than 1:00 p.m. Alaska daylight time on June 5, 2017; or

•	obtaining a valid legal proxy from your broker, bank or other nominee, as instructed above under the section heading “Voting Your Proxy” and attending the Annual Meeting and voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy. All written notices of revocation and other communications regarding the revocation of proxies should be addressed as follows: Alaska Communications Systems Group, Inc., Attention: Leonard Steinberg, Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary, 600 Telephone Avenue MS 65, Anchorage, Alaska 99503-6091.

SUMMARY INFORMATION

This summary is intended to highlight certain information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and we encourage you to review the entire proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2016 for more complete information before voting.

Summary of Proposals for Shareholder Consideration

Election of Directors (Proposal 1)

Six director nominees are standing for election, each for a one-year term expiring in 2018 and until his or her respective successor is duly elected and qualified or until his or her death, resignation, disqualification or removal, if earlier. The Nominating and Corporate Governance Committee (“Nominating Committee”) performs an annual assessment to ensure that director nominees have the skills and experience to effectively oversee the Company. All nominees are current directors.

Edward (Ned) J. Hayes, Jr.	Peter D. Ley
Margaret L. Brown	Brian A. Ross
David W. Karp	Anand Vadapalli

The uncontested election of each director nominee is decided by a majority vote of the votes of the shares present in person or represented by proxy at the Annual Meeting (the “Present Shares”), that are voting on the proposal. Therefore, each of the six director nominees must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy at the Annual Meeting and are voting on that director.

Advisory Vote on Executive Compensation (Proposal 2)

Our Board has held annual Say-on-Pay votes in line with the preference expressed by our shareholders. Our Board will consider the outcome of the vote under Proposal 3 below when deciding the frequency of future Say-on-Pay votes. If our Board continues to elect to hold an annual Say-on-Pay vote, the next vote will occur at our 2018 annual meeting.

You are being asked to cast a non-binding, advisory vote on the compensation paid to the named executive officers (“NEOs”) as disclosed in this proxy statement beginning on page 17. Last year approximately 64.5% of the votes cast (excluding broker non-votes and abstentions) supported our executive compensation program. Please see “Our Company’s 2016 ‘Say-on-Pay’ Vote” under the heading “Shareholder Input on Executive Compensation” for a more detailed discussion.

For this advisory vote to be approved, it must receive an affirmative vote from a majority of the votes of the Present Shares casting a vote on this proposal.

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation (Proposal 3)

You are being asked to cast a non-binding, advisory vote on the frequency of future advisory votes on compensation paid to our named executive officers. Under rules adopted by the Securities and Exchange Commission (“SEC”), shareholders may, at their option, vote to have the Say-on-Pay vote every one, two, or three years.

The option that is selected by a plurality of the Present Shares casting a vote on this proposal will be the option considered to be recommended by shareholders for the purposes of this advisory vote.

Approval of the Second Amended and Restated Alaska Communications Group, Inc. 2011 Incentive Award Plan (Proposal 4)

You are being asked to approve an amendment to the Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan, as amended (the “2011 Plan”), in order to (i) increase the number of shares reserved for future issuance under our 2011 Plan by 5,140,000, (ii) cap the aggregate amounts of stock and cash-based awards, taken together with cash fees, that may be granted to any non-employee member of the Board of Directors in a calendar year, solely with respect to his or her service as a director at $600,000, and (iii) to describe the minimum vesting terms that apply to future awards granted under the 2011 Plan.

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For approval of the 2011 Plan, this proposal must receive an affirmative vote from a majority of the votes of the Present Shares casting a vote on this proposal.

Ratification of the Appointment of the Independent Registered Public Accounting Firm (Proposal 5)

The Audit Committee has appointed Moss Adams LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2017 and you are being asked to ratify the appointment.

For this proposal to be approved, it must receive an affirmative vote from a majority of the votes of the Present Shares casting a vote on this proposal.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about beneficial owners of more than five percent of the Company’s common stock outstanding as of April 1, 2017.

Name and Address	Amount and nature of beneficial ownership		Percent of class
Aegis Financial Corporation 6862 Elm Street, Suite 830, McLean, VA 22101-3838	4,019,476	(1)	7.68%

(1)	Based solely on a Schedule 13G filed with the SEC on February 13, 2017 by Aegis Financial Corporation. The Schedule 13G indicates that Aegis Financial Corporation has shared dispositive and shared voting power with Scott L. Barbee with respect to 4,019,476 shares.

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The following table sets forth the number of shares of the Company’s common stock beneficially owned as of April 1, 2017 by our current directors and director nominees; NEOs; and all the directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

		Class-Common Stock
	Name of beneficial owner	Shares owned	Other beneficial ownership		Acquirable within 60 days		Total	Percent of class (3)
Directors:
	Edward (Ned) J. Hayes, Jr.	238,946	—		—		238,946	*
	Margaret L. Brown	—	125,019	(1)	—		125,019	*
	David W. Karp	1,000	136,181	(1)	—		137,181	*
	Peter D. Ley	31,340	136,907	(1)	—		168,247	*
	Brian A. Ross	126,386	6,757	(1)	—		133,143	*
	Anand Vadapalli	1,385,263	—		—		1,385,263	2.65%
Named Executive Officers:							—
	Laurie M. Butcher	140,081	—		—		140,081	*
	Randy M. Ritter	131,684	—		—		131,684	*
	Leonard A. Steinberg	504,762	—		80,051	(2)	584,813	1.12%
	Michael R. Todd	244,054	—		—		244,054	*

(1)	Includes deferred units and equivalents awarded as non-employee director compensation, which have been deferred until the director’s retirement from the Board.
(2)	Includes unvested restricted stock units (“RSUs”) that are subject to acceleration and vesting upon Mr. Steinberg’s retirement from the Company.
(3)	An asterisk indicates beneficial ownership of less than 1%, based on the number of shares outstanding as of April 1,2017.

	Shares owned	Other beneficial ownership	Acquirable within 60 days	Total	Percent of class
Total directors & executive officers as a group (11 persons)	2,930,431	404,864	80,051	3,415,346	6.53%

*	The percentage of shares beneficially owned does not exceed one percent (1%) of the class. Percentage of class is based on the number of shares outstanding as of April 1, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require executive officers, directors, and owners of more than 10% of our common stock to file reports (Forms 3, 4 and 5) with the SEC and any stock exchange or trading system on which our securities are listed. These reports relate to the number of shares of our common stock that each such person owns and any change in their ownership. Based solely on our review of Forms 3, 4 and 5 filed with the SEC, we believe that all persons required to file such forms have done so in a timely manner during 2016.

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PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated six directors for election at the 2017 Annual Meeting of Shareholders to hold office until the 2018 Annual Meeting and the election and qualification of their successors. Each of the nominees is a current director who was elected at the 2016 Annual Meeting.

The nominees for director are: Edward (Ned) J. Hayes, Jr., Margaret L. Brown, David W. Karp, Peter D. Ley, Brian A. Ross, and Anand Vadapalli. Each of these nominees has agreed to be named in this proxy statement and to serve as a director if elected. If, at the time of the Annual Meeting, any nominee is unable or declines to serve as a director, the discretionary authority provided in the enclosed proxy will be exercised to vote for a substitute nominee designated by the Board, unless the Board chooses to reduce its size. The Board has no reason to believe that any of the nominees will be unable or will decline to serve if elected.

Nominees for Director

Set forth in the following section is certain information furnished to us by the director nominees. All of the nominees, with the exception of Mr. Vadapalli, qualify as independent directors in accordance with the SEC and Nasdaq definitions for independence and the standards established in our Corporate Governance Principles and Guidelines. There are no family relationships among any of our current directors or executive officers. None of the corporations or other organizations referenced in the biographical information below is a parent, subsidiary or other affiliate of Alaska Communications.

The specific experience, qualifications, attributes and skills of each nominee that led to the nomination for director are noted below with each individual biography.

Nominated Directors and Their Business Experience

Edward (Ned) J. Hayes, Jr. Chairman of the Board of Directors Age: 61 Director Since: 2006 Elected Chairman April 2011 Alaska Communications Committees • Audit

Skills, Qualifications and Factors

• Extensive executive and financial management expertise, including as a CFO and in other senior financial management positions at large, publicly traded companies in the computer, broadband, communications and data storage industries;

• prior board experience as chair of audit committees; and

• an audit committee financial expert as that term is defined by Nasdaq and securities law.

Mr. Hayes is currently a private investor in, and consultant to, the high-tech industry. In January of 2015, he announced his retirement as senior vice president and chief financial officer (“CFO”) of Aviat Networks, Inc. (Nasdaq: AVNW) a leading company in wireless transmission and networking solutions for the mobile and non-mobile markets. He joined Aviat Networks in October of 2011 after serving as the CFO of Pillar Data Systems, Inc., a privately held enterprise data storage company. Prior to joining Pillar, Mr. Hayes served as executive vice president and CFO of Quantum Corporation (NYSE: QTM), a global leader in data back-up, recovery and archive storage. He joined Quantum after serving as President and Chief Executive Officer (“CEO”) of DirecTV Broadband, Inc. Prior to DirecTV Broadband, Mr. Hayes served as executive vice president and CFO at Telocity, Inc. (Nasdaq: TLCT), and financial vice president and CFO in two of Lucent Technologies’ divisions, including the $20 billion global service provider business. He has also held senior financial management positions at other multinational companies such as Unisys Corporation (NYSE: UIS), Asea Brown Boveri (ABB), and Credit Suisse First Boston. Mr. Hayes is a Board Leadership Fellow with the National Association of Corporate Directors (“NACD”). He has previously served as an independent director and chair of the audit committee of New Wave Research, Inc. and as an independent director and chair of the audit committee of NPTest, Inc. Mr. Hayes has served as an advisor to the President and CEO of Super Micro Computer, Inc. (Nasdaq: SMCI) after having served the company as an independent director and chair of the audit committee. Mr. Hayes conducted his graduate studies in accounting and finance at New York University’s Stern Graduate School of Business and received his undergraduate degree in Philosophy from Colgate University in New York.

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Margaret L. Brown Director Age: 67 Director Since: 2012 Alaska Communications Committees • Compensation and Personnel • Nominating and Corporate Governance

Skills, Qualifications and Factors

• Experience as President and CEO of an Alaska Native corporation with diverse operations including telecommunications among others;

• experience providing strategic guidance and development of business opportunities that resulted in significant growth; and

• a lifelong Alaskan and a recognized leader in the state.

Ms. Brown held the position of president and CEO of CIRI, an Alaska Native Regional Corporation, from 2005 to 2013, and in 2016, she was elected to serve on CIRI’s Board of Directors. Ms. Brown also held several management positions within CIRI since joining in 1976. During her more than 35 years at CIRI, Ms. Brown led the corporation through significant growth by diversifying its interests across several industries crucial to Alaskans. Ms. Brown also worked with state and federal agencies, as well as the U.S. Congress, to help implement the Cook Inlet Land Exchange, widely considered one of the largest land exchanges in the nation’s history. Ms. Brown currently serves on the boards of the Student Conservation Association and the National Museum of the American Indian. Ms. Brown is a member of an advisory board for Alaska Airlines. Her leadership in Alaska has been recognized with the Alaska Journal of Commerce’s Business Person of the Year in 2013, an Athena Award in 2012, the fDi Magazine business personality of the year award in 2008, and the Alaska Business Hall of Fame laureate honor in 2009. Ms. Brown holds a BS degree in biology from the University of Oregon and a MBA degree in business administration from the University of Colorado. She is also a Board Leadership Fellow with the NACD. Ms. Brown is a lifelong Alaskan of Yup’ik descent and was raised in Takotna, a small village in central Alaska.

David W. Karp Director Age: 50 Director Since: 2011 Alaska Communications Committees • Compensation and Personnel • Nominating and Corporate Governance (Chair)

Skills, Qualifications and Factors

• Serves as leader of a service-based firm operating across Alaska, Lower 48, Canada and Mexico;

• experience as the CEO of a business expanding into the contiguous 48 states;

• background in the Alaska tourism business and as a business buyer of the services that are key to the Company’s growth; and

• reputation as a motivational leader, manager and respected member of the Alaska community.

Mr. Karp is the president and CEO of Northern Aviation Services, Inc., an Anchorage based company that manages Northern Air Cargo, Aloha Air Cargo, and various other aviation related businesses. The company operates a fleet of Boeing 737 aircraft within the states of Alaska and Hawaii, the contiguous U.S. states, Canada and Mexico. Mr. Karp previously served as the Vice President and Chief Operating Officer of Anchorage-based Hawaiian Vacations. Prior to that, Mr. Karp served as the executive director of the Alaska Tourism Marketing Council, overseeing the cooperative tourism marketing efforts between the State of Alaska and over 1000 private sector tourism businesses. Mr. Karp also serves as a member of the board of directors for Anchorage based Northrim Bankcorp, Inc. (Nasdaq: NRIM). He serves as the board chairman of the National Air Carriers Association, is a member of the Board of Trustees for the Alaska Aviation Museum, a board member of the Anchorage Economic Development Corporation and is involved in multiple nonprofit organizations in the community. Mr. Karp is a graduate of the University of Oregon, and he completed the Owner President Manager Program at the Harvard School of Business in March 2011. Mr. Karp is also a Board Leadership Fellow with the NACD.

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Peter D. Ley Director Age: 57 Director Since: 2008 Alaska Communications Committees • Audit (Chair) • Nominating and Corporate Governance

Skills, Qualifications and Factors

• Extensive executive, finance and communications industry experience;

• previous employment as a CFO of technology and telecommunications companies and as an investment banker; and

• an audit committee financial expert as that term is defined by Nasdaq and securities laws.

Mr. Ley is currently a private investor. In June 2015, he retired from the position of CFO of Hargray Holdings, LLC, a provider of cable television and telecommunications services serving the coastal regions of South Carolina and Georgia. He held this position from 2012 to 2015. Prior to joining Hargray, Mr. Ley served as CFO of Connexion Technologies, an operator of residential communications networks for gated communities and high-rise towers. In April of 2012, Connexion filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining Connexion in November 2007, Mr. Ley served for seven years as a managing director at Bank of America Securities, responsible for managing client relationships with the U.S. telecommunications industry. Prior to joining Bank of America, he served as CFO of Pennsylvania-based Commonwealth Telephone Enterprises, Inc. Mr. Ley has also served as an investment banker at Dominick & Dominick, Furman Selz, Robert Fleming, Morgan Grenfell and Salomon Brothers. Mr. Ley holds an MBA from Harvard University in Massachusetts and a BA from Dartmouth College in New Hampshire.

Brian A. Ross Director Age: 58 Director Since: 2011 Alaska Communications Committees • Audit • Compensation and Personnel (Chair)

Skills, Qualifications and Factors

• Extensive prior experience as a CFO and COO of a large regional telecommunications company providing services outside of Alaska;

• executive leadership in providing innovative technological solutions to advance education opportunities for students in the 21st century; and

• an audit committee financial expert as that term is defined by Nasdaq and securities laws.

Mr. Ross is the Principal of Mid-Market Growth Partners, which assist clients in connecting their strategic objectives to financial and operating performance. Previously, Mr. Ross served as President and CEO of KnowledgeWorks, an educational non-profit that provides innovative teaching pedagogies. Prior to joining KnowledgeWorks, Mr. Ross served both as the Chief Operating Officer (“COO”) and CFO as part of his 13-year-tenure at Cincinnati Bell. He is also a member of the board of Otelco, Inc. (Nasdaq: OTEL), a telecommunications firm with rural properties, and a member of the board of directors of Healthwarehouse.com (OTCQB: HEWA), a national, on-line pharmacy. He served as a member of the board of Journal Media Group, Inc. (formerly NYSE: JMG), from its inception in April 2015 to its sale to Gannett in April 2016. Mr. Ross holds a BA in economics, mathematics and statistics from Miami University as well as a MBA in statistics from the University of California.

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Anand Vadapalli President and Chief Executive Officer Age: 51 Director Since: 2011

Skills, Qualifications and Factors

• Strategic vision and wide-ranging, in-depth knowledge of our business operations and the competitive landscape in which our Company operates;

• extensive experience in the industry; and

• comprehensive knowledge of our Company’s many competitive challenges and opportunities.

Mr. Vadapalli was appointed by the Board, effective February 1, 2011, to serve as President and CEO of the Company. Prior to that, Mr. Vadapalli served as Executive Vice President and COO of the Company beginning October 26, 2009, with responsibility for all operational facets of our business, including network operations, technology, sales and service. Mr. Vadapalli served as our Executive Vice President, Operations and Technology, from December 2008 until October 2009 and previously was our Senior Vice President, Network & Information Technology beginning in August 2006, when he joined the Company. Before joining us, Mr. Vadapalli had most recently served as Vice President of Information Technology at Valor Telecom since February 2004. Prior to Valor, from January 2003 to February 2004, he served as Executive Vice President and Chief Information Officer at Network Telephone Corporation, and from January 1996 through January 2003, he served in various positions at Broadwing / Cincinnati Bell, including as Vice President, Information Technology. Mr. Vadapalli holds a Bachelor of Engineering in Mechanical Engineering from Osmania University in Hyderabad, India as well as a Post Graduate Diploma in Management from the Indian Institute of Management in Calcutta, India. He currently serves as a member of the board of directors of Premera Blue Cross. In addition, Mr. Vadapalli is an active participant in industry associations, serving on the boards of both the Alaska Telephone Association and the USTelecom Association.

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Corporate Governance

The Board is committed to strong corporate governance and believes it supports our success and helps us build long-term shareholder value. We have adopted a Code of Ethics that applies to all employees, including the CEO and President, the Senior Vice President of Finance, and directors. We have also adopted Corporate Governance Principles and Guidelines, that in conjunction with our By-laws and charters of the committees of the Board form the framework of our corporate governance. The Board periodically reviews these governance documents as well as the rules, regulations and listing standards, and best practices suggested by recognized governance authorities. Our Corporate Governance documents are all available on our website at www.alsk.com under Corporate Governance. We will post amendments to, or waivers from, the provisions, if any exist, applicable to our directors and executives on the same website. You can also obtain a printed copy of our Code of Ethics, Corporate Governance Principles and Guidelines and committee charters at no charge by sending inquiries to investors@acsalaska.com or Investor Relations, 600 Telephone Avenue, Anchorage, Alaska 99503.

The Board conducts a self-evaluation of its performance annually that includes a review of the Board’s composition, responsibilities, leadership, committee structure, processes and effectiveness. Each committee of the Board conducts a similar self-evaluation with respect to that committee.

Board Independence

•	All members of our Board, other than Mr. Vadapalli, our President and CEO, satisfy the independence requirements of the SEC and Nasdaq rules.

•	Mr. Hayes, our presiding director and Board Chair, is an independent director.

•	All members of the Audit, Compensation and Personnel, and Nominating and Corporate Governance Committees are independent directors.

•	Directors are required by our Corporate Governance Principles and Guidelines to immediately tender a resignation in the event of a conflict of interest or change of circumstances that would interfere with their fiduciary duties owed to the Company and our shareholders.

Director Nomination Process

The Nominating and Corporate Governance Committee (“Nominating Committee”) strives to maintain an engaged, independent board with broad and diverse experience and judgment that is committed to representing the long-term interests of our shareholders. Each year the Nominating Committee assesses all director candidates, whether submitted by management or a shareholder, and recommends nominees for election to the Board. All recommendations for nomination are based upon the factors described beginning on page 11, under the heading: “Nominating and Corporate Governance Committee,” and in this section.

Shareholders recommending candidates for director positions should submit the candidate’s name, qualifications, and other information required in our By-laws, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage, Alaska 99503. Except as required by applicable law, the Nominating Committee has no obligation to nominate shareholder-recommended candidates for election as a director.

The Nominating Committee recommended and the Board determined to nominate six incumbent directors who have consented to stand for election at the 2017 Annual Meeting of Shareholders. The Nominating Committee and the Board concluded that each of these incumbent directors should be nominated based on their performance on the Board, and diversity and extent of their experience, qualifications, attributes and skills, as identified in the biographical information contained under the heading: “Nominated Directors and Their Business Experience,” beginning on page 5.

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Board Meetings and Committee Meetings During 2016; Annual Meeting Attendance

•	Full Board meetings held - 6

•	Meetings including executive sessions with only independent directors - 6

•	Audit Committee meetings held - 11

•	Compensation and Personnel Committee (“Compensation Committee”) meetings held - 11

•	Nominating Committee meetings held - 4

Each of the directors serving in 2016 attended at least 75% of the aggregate of the total number of meetings of the Board and all committees on which each director served during the period each director was serving on the Board and any applicable committee. While the Company has no formal policy regarding director attendance at the Annual Meeting of Shareholders, the Company encourages all directors to attend. All of the directors then serving attended the 2016 Annual Meeting of Shareholders. The table below represents the committees of the Board and the directors that served on those committees in 2016.

Board Leadership Structure

Our Board’s independent leadership is strengthened by separation of the CEO and Board Chair functions. Our Board Chair is independent director, Edward (Ned) J. Hayes, Jr. The Board has determined that its leadership structure is appropriate given its judgment that there are advantages to having a non-executive Board Chair to provide independent oversight and to engage in communications and relations between the Board, the CEO, and other senior management; in assisting the Board in reaching consensus on certain strategies and policies; and to facilitate a robust director, Board, and CEO evaluation process. The Board believes that because of this separated structure, the Board’s advisory and oversight roles are effectively focused on assisting the CEO and senior management in developing and adopting successful business strategies and risk management policies, and in making successful choices in management succession.

Succession Planning

Our Board is actively involved in talent management. The Board reviews the Company’s “people strategy” in support of its business strategy at least annually. This includes a detailed discussion of the Company’s leadership bench and succession plans with a focus on key positions at the senior officer level.

In addition, the committees of the Board regularly discuss the talent pipeline for specific critical roles. High potential leaders are given exposure and visibility to Board members through formal presentations and informal events. More broadly, the Board is regularly updated on key talent indicators for the overall workforce, including diversity, recruiting and development programs.

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Committees of the Board

Our Board currently has three committees: Audit, Compensation and Personnel, and Nominating and Corporate Governance. All members of these committees are required to be independent directors.

Audit Committee

The Audit Committee assists our Board in overseeing the quality and integrity of our accounting, auditing and reporting practices. The Audit Committee’s role includes overseeing the work of the Company’s accounting function and internal control over financial reporting, and the quality and integrity of the Company’s financial reports. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent auditor engaged to issue audit reports on our financial statements and internal control over financial reporting. The Audit Committee also monitors and evaluates the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the risk assessment procedures as required.

The Audit Committee, in conjunction with the Board, has primary responsibility for oversight of the Company’s management of risks inherent in its financial reporting and financial controls, the options to mitigate such risks and the Company’s approach to such risks. The Board retains oversight of the broader risks to the Company and its operations.

The Audit Committee operates pursuant to a written charter adopted by the Board, that the Audit Committee reviews annually, and is available at www.alsk.com. The Audit Committee consists of Mr. Ley (Chair), Mr. Hayes and Mr. Ross. The Board has determined that all of the members of the Audit Committee are independent directors, as defined by the applicable SEC and Nasdaq rules, and that each of the members has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In addition, the Board has also determined that Mr. Ley, Mr. Hayes and Mr. Ross qualify as “audit committee financial experts” as defined under the Exchange Act. The Report of the Audit Committee is included in this proxy statement, on page 60.

Compensation and Personnel Committee

The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to Company compensation plans, policies and procedures including: (i) evaluate and establish director and executive officer compensation and performance requirements; (ii) approve equity and cash incentive programs for all employees of the Company; (iii) oversee succession planning for directors, executive officers and other management, as appropriate; and (iv) produce an annual executive compensation report to be included in the Company’s proxy statement.

The Compensation Committee operates pursuant to a written charter adopted by the Board, that the Compensation Committee reviews annually, and is available at www.alsk.com. The Compensation Committee consists of Mr. Ross (Chair), Ms. Brown, and Mr. Karp. The Board has determined that all of the members of the Compensation Committee are independent directors as defined by the applicable SEC and Nasdaq rules. The report of the Compensation Committee is included in this proxy statement, on page 38.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in discharging its duties by identifying, assessing and recommending director nominees for the Board, and it also has primary responsibility for matters of corporate governance. The Nominating Committee consists of Mr. Karp (Chair), Ms. Brown, and Mr. Ley. The Board has determined that all of the members of the Nominating Committee are independent directors, and the nominations of directors are in full compliance with the applicable SEC and Nasdaq rules.

For director nominations, the Nominating Committee does not require director candidates to meet any specific set of minimum qualifications other than those set forth in our By-laws regarding age, legal compliance, and validity of nomination and election. As referenced in our Corporate Governance Principles and Guidelines available at www.alsk.com, the Nominating Committee considers a wide variety of qualifications, attributes and other factors in evaluating director candidates. Some of the factors used in evaluating candidates include:

•	ethical character and integrity;

•	proven business judgment and competence;

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•	professional skills or management experience in dealing with a large, complex organization or complex problems similar or complementary to those encountered by our Company;

•	knowledge of the Company’s various constituencies such as employees, customers, vendors, and the business community in Alaska;

•	expertise in particular areas such as technology, finance, or marketing;

•	strategic vision;

•	diversity of professional experience and viewpoints;

•	demonstrated ability to act independently and to represent the interests of all shareholders; and

•	willingness and ability to devote the necessary time to fulfill a director’s responsibilities to the Company and our shareholders.

Our Board has adopted a retirement policy that specifies that a Director who reaches the age of 72 years is expected to submit his or her resignation to the Board Chair. The resignation will be effective immediately prior to the annual meeting of shareholders following the Director’s 72nd birthday, except in situations where the Board determines that extenuating circumstances warrant the applicable Director to continue to serve as a Board member. In addition, new candidates for the Board shall not be considered for appointment or election to the Board if they have reached the age of 72 years prior to the date of appointment or election, except in extenuating circumstances that warrant the candidate being permitted to serve on the Board.

While the Company does not have a formal policy on Board diversity, the Nominating Committee recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board as a whole. Accordingly, as part of its evaluation of each candidate, the Nominating Committee takes into account how that candidate’s background, experience, qualifications, and skills may complement, supplement or duplicate those of other prospective candidates. We believe a diverse group can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment.

As a part of its corporate governance function, the Nominating Committee specifically reviews the qualifications of each candidate for the Board, whether an incumbent or not, for his or her understanding of our business and the competitive environment in which we operate. In addition, factors evaluated for incumbent nominees include: attendance and participation at meetings of the Board and relevant Board committees, independence and any ties to our Company. Prior to nomination, each candidate for election or re-election must consent to stand for election to the Board.

The Nominating Committee operates pursuant to a written charter adopted by the Board, that the Nominating Committee reviews annually and is available at www.alsk.com.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board has adopted a written Conflicts of Interest and Related Party Transaction Approval Policy, which is available at www.alsk.com. A “related party” is defined under the applicable SEC rule and includes our directors, executive officers, beneficial owners of 5% or more of our common stock and each of their immediate family members. A transaction involving a related party and the Company or its subsidiary that individually or taken together with other related transactions exceeds, or is reasonably likely to exceed, $120,000 is subject to review.

Under the written policy, our Nominating Committee generally is responsible for reviewing, approving or ratifying any related party transaction covered by SEC rules. The Nominating Committee will consider all the relevant facts and circumstances in determining whether to approve or ratify such a transaction, including:

•	whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;

•	whether there are any compelling business reasons for the Company to enter into the transaction;

•	whether the transaction would impair the independence of an otherwise independent director or nominee for director;

•	whether the Company was notified about the transaction before its commencement and if not, why pre-approval was not sought and whether subsequent ratification would be detrimental to the Company; and

•	whether the transaction would present an improper conflict of interest for any director, nominee for director or executive officer of the Company.

The Nominating Committee will approve or ratify only those transactions that are, in the Nominating Committee’s judgment, appropriate or desirable under the circumstances. There have been no related party transactions since the beginning of the 2016 fiscal year, nor are there any such transactions proposed.

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RISK OVERSIGHT

We believe the current leadership structure of the Board supports the risk oversight functions described below. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces.

•	Full Board: is actively involved in the oversight of the risks inherent in the operation of our Company’s lines of business and implementation of its business plans. The Board reviews the operation of the business and corporate functions and addresses the primary risks associated with the Company’s business. In addition, the Board reviews the risks associated with the Company’s business plans at its annual strategic planning session and periodically throughout the year as part of its continuing consideration of the tactical performance against this business plan. Finally, as part of the preparation and filing of the Company’s Annual Report on Form 10-K, the Board performs a review of the Company’s risk profile and advises management on how best to reflect those concerns in the Company’s reporting. The Company has an Enterprise Risk Management program which operates to identify key risks within the Company. An Executive Risk Committee (“ERC”), made up of the CEO and his direct reports, oversees the program and provides periodic reporting to the Board on all areas of risk within the Company. The Board reviews the corporate risk profile and proposed risk management strategies reported by the ERC and provides insight and guidance on risk exposure. The Board pays particular attention to the Company’s plans pertaining to cyber security, receiving regular updates in this regard as part of its overall risk management oversight.

•	Audit Committee: oversees the Company’s management of risks inherent in its financial reporting and financial controls, the options to mitigate such risks and the Company’s approach to such risks. The Company’s principal financial officer reports to the Audit Committee regarding the Company’s business and financial risks. The Audit Committee assists management in identifying and evaluating risk management controls and methodologies to address identified risks.

•	Nominating Committee: establishes and reviews the Company’s Code of Ethics, monitors compliance with the Code of Ethics and addresses risk by adopting appropriate rules for corporate governance and monitoring the Company’s compliance with our Corporate Governance Principles and Guidelines.

•	Compensation Committee: as described in more detail under the heading “Analysis of Risk in Compensation Practices” on page 39, considers the impact on the Company’s risk profile of the Company’s executive compensation program and the incentives created by the compensation awards that it administers. In addition, the Company regularly evaluates its compensation policies and procedures to determine whether they present a significant risk to the Company.

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DIRECTOR COMPENSATION

The compensation program for independent directors did not change from 2015 and was designed with an intent to fairly compensate directors for work performed for the Company while aligning directors’ interests with the long-term interests of our shareholders. The following table sets forth the aggregate dollar amount of all fees earned or paid to our independent directors for services in 2016 and includes annual retainer fees, committee membership and chairmanship fees. During 2016, Anand Vadapalli, our President and CEO, did not receive any compensation in connection with his service as a director. The compensation that we paid to Mr. Vadapalli as an employee is discussed in the “Compensation Discussion and Analysis” section beginning on page 20.

Director Compensation for 2016

Name	Year	Fees Earned or Paid in Cash (1) ($)	Stock Awards(2) ($)	Total ($)
Edward (Ned) J. Hayes, Jr.	2016	100,005	79,995	180,000
Margaret L. Brown	2016	42,500	50,000	92,500
David W. Karp	2016	47,500	50,000	97,500
Peter D. Ley	2016	60,000	50,000	110,000
Brian A. Ross	2016	60,005	49,995	110,000

(1)	Stock awards are rounded down to a whole share when issued and any residual partial share amounts are paid in cash.
(2)	The amounts in this column reflect the grant date fair value of the stock awards, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 (“Topic 718”), based on our stock price on the grant date. All awards are vested upon grant and there are no outstanding unvested stock awards.

Under our Board approved Non-Employee Director Compensation and Reimbursement Policy (the “Director Compensation Policy”), which governed compensation for our non-employee directors for 2016, we provided compensation to our independent directors consisting of annual cash and equity retainers that were payable in quarterly installments, as shown in the table on the next page. Prior to the beginning of each calendar year, independent directors may elect to receive all or a portion of their cash retainer in common stock or equivalents.

Our Compensation Committee’s independent compensation consultant, Korn Ferry Hay Group (“Korn Ferry”), reviewed the level of compensation paid to directors among a group of our peers and determined our directors’ compensation is generally positioned between the 25th percentile and the median relative to the peer group. Given the recent feedback received from our shareholders and the reductions in executive long-term incentive opportunities that our Compensation Committee is implementing in 2017, the Board determined not to make any changes to the compensation directors receive for their service on the Board at this time.

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Type of Fee	Fees Effective 1/1/2013
Annual Board Cash Retainer to: • Board Chair • Audit Committee Members • Other Independent Directors	$100,000 $45,000 $42,500

Annual shares or equivalents to: • Board Chair • Other Independent Directors	Based on grant date closing price $80,000 $50,000

Additional Annual Cash Retainer to: • Audit and Compensation Committee Chairs • Nominating Committee Chair	$15,000 $5,000

Our independent directors are also reimbursed for reasonable out-of-pocket expenses incurred for serving as directors.

Our Board has adopted minimum share ownership requirements for directors because we believe the Board will more effectively pursue the long-term interests of shareholders if the directors are shareholders themselves.

Effective in December 2015, our Board adopted a revised Non-Employee Director Compensation and Reimbursement Policy requiring each non-employee director to accumulate and hold common stock or common stock equivalents issued by the Company equal to at least three times his or her annual cash retainer. Each non-employee director must comply with the policy by the fifth anniversary of the director’s continuous service to our Board. All of our directors are in full compliance with the holding requirement.

Vote Required. The Company’s By-laws require director nominees to be elected by a majority vote of the votes of the Present Shares that are voting on the proposal. Any incumbent that fails to receive a majority vote of the votes of the Present Shares voting on the proposal is required to submit a resignation that will be considered by the Board and accepted absent a compelling reason for the director to remain on the Board.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal 1 is in the best interests of the shareholders and unanimously recommends that shareholders vote FOR the election of each director nominee in Proposal 1.

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EXECUTIVE OFFICERS

The table below sets forth certain information as of April 1, 2017 about those persons currently serving as executive officers of the Company. Biographical information on Anand Vadapalli, our President and CEO, is included above in the section “Nominees for Directors.”

Name	Age	Title
Anand Vadapalli	51	President and Chief Executive Officer
Laurie M. Butcher	54	Senior Vice President, Finance
William H. Bishop	51	Senior Vice President, Business Market
Randy M. Ritter	57	Senior Vice President, Shared Services
Leonard A. Steinberg	63	Senior Vice President, Legal, Regulatory & Government Affairs and Corporate Secretary
Michael R. Todd	51	Senior Vice President, Consumer Market

Laurie E. Butcher serves as our Senior Vice President, Finance, leading the Company’s revenue, treasury and finance departments. Ms. Butcher joined Alaska Communications in 1997, and has served in several leadership roles, most recently as Vice President, Finance and Controller, before taking her current role in November of 2015. She is responsible for accounting, budgeting, and forecasting for Alaska Communications, in addition to leading strategy for free cash flow growth and EBITDA margin expansion. Ms. Butcher brings more than 26 years of finance expertise to Alaska Communications, including roles in public accounting at PricewaterhouseCoopers and Deloitte & Touche and as controller for Teamsters Local 959. Ms. Butcher serves as a management trustee for the Alaska Electrical Trust Pension Fund and is on the board of directors for the United Way of Anchorage. A lifelong Alaskan, she holds a BA degree in accounting from the University of Alaska and is a licensed Certified Public Accountant.

William H. Bishop serves as our Senior Vice President, Business Market. He joined Alaska Communications in August of 2004, and has served in several leadership roles for both consumer and business sales and operations. Mr. Bishop provides executive level leadership to IT services, business sales, product and marketing to provide a consistent, quality customer experience. Mr. Bishop has over 25 years of experience in telecommunications and business leadership including positions at AT&T and McCaw Communications as well as at a federal government logistic contracting company. He serves on the board of directors for the Alaska State Chamber of Commerce and as chairman of the board for Alaska Business Week. Mr. Bishop holds a BS degree in Natural Sciences from the University of Alaska Anchorage and is completing his MBA in Strategic Leadership at Alaska Pacific University.

Randy M. Ritter serves as our Senior Vice President, Shared Services. Mr. Ritter joined Alaska Communications in September of 2013 to lead our growth in managed IT services and now oversees network strategy and planning, engineering, service activation, network management, field services and capital project management to provide a great customer service experience for Alaska businesses and consumers. He brings more than 20 years of telecommunications experience to the Company and previously served as Vice President, Product Management at Sprint, Vice President, Product Marketing at Sprint-Nextel, Senior Vice President, Sales and Marketing at One Communications and Chief Operating Officer at MacroSolve, Inc. His expertise and strong track record in building teams and defining, launching and growing telecommunications and IT services brings great value to our customers, employees and shareholders. Mr. Ritter holds a BS degree in accounting from the University of South Alabama. He is also a Certified Public Accountant (inactive) and a Chartered Global Management Accountant.

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Leonard A. Steinberg serves as our Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary. Mr. Steinberg is responsible for the Company’s legal affairs, corporate governance, regulatory compliance and risk management functions. He also serves as the Company’s Chief Ethics Officer. He previously served as our Vice President, General Counsel and Corporate Secretary from 2001 through 2011 after joining us as a senior attorney in June 2000. From 1998 to 2000, Mr. Steinberg used his expertise in regulatory and administrative law to represent telecommunications and energy clients at Brena, Bell & Clarkson, P.C., an Anchorage, Alaska law firm. Prior to that, Mr. Steinberg was a partner in the firm of Hosie, Wes, Sacks & Brelsford with offices in Anchorage, Alaska and San Francisco, California. Mr. Steinberg practiced in the firm’s Anchorage office from 1996 to 1998 and in the firm’s San Francisco office from 1988 to 1996 where he primarily represented large clients in oil and gas royalty and tax disputes. Mr. Steinberg holds a JD degree from the University of California’s Hastings College of Law, an MPA from Harvard University’s Kennedy School of Government, an MBA from the University of California Berkeley’s Haas School of Business, and a BA degree from the University of California at Santa Cruz.

Michael R. Todd serves as our Senior Vice President, Consumer Market. Mr. Todd provides senior level executive management for consumer customers, owning the overall customer experience from product and marketing to service and support. Mr. Todd first joined Alaska Communications in August of 2008. Before assuming his current position, Mr. Todd served Alaska Communications as Senior Vice President, Engineering and Operations and as our Vice President, Engineering and Service Delivery. Mr. Todd brings more than 25 years of telecommunications leadership and expertise with a focus on technology development and deployment, network planning and engineering, service delivery and customer satisfaction. His achievements at Alaska Communications include improving the overall customer experience through developing and executing long-term network evolution plans, establishing engineering and service delivery and assurance standards, coordinating cross-departmental process improvement teams and implementing programs for employee training and development. Prior to Alaska Communications, Mr. Todd held various engineering and operations leadership positions at Sprint, Nortel and Ericsson, Inc. He holds a BS degree in engineering from Texas A&M University and an MBA from the University of Texas.

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PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

In this Proposal 2, we are asking for your vote to approve, on an advisory basis, the compensation of our Named Executive Officers, (commonly referred to as a “Say-on-Pay” resolution) as reported in this proxy statement. As part of our corporate governance practices, we have held our Say-on-Pay vote every year. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement.

As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 20, the Compensation Committee (1) engaged with major shareholders to understand their concerns regarding the company’s executive compensation practices; (2) is revising our executive compensation program for 2017 in light of input from our shareholders; and (3) restructured our executive compensation program to align each NEO’s individual compensation with the Company’s short-term and long-term performance goals and to provide the compensation and incentives needed to attract, motivate and retain a top-performing team of executives who provide the leadership critical to the Company’s success in dynamic and competitive markets.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking shareholders to approve the following advisory resolution at the 2017 Annual Meeting of Shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the overall compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2017 Annual Meeting of Shareholders, and pursuant to the disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2016 and the other related tables and the accompanying narrative disclosure.”

Vote Required. Although the vote is non-binding, the Board and the Compensation Committee will review the voting results and consider the voting results when making future compensation decisions for our NEOs. For this advisory vote to be approved, it must receive an affirmative vote from a majority of the votes of the Present Shares voting on the proposal.

Recommendation of the Board of Directors

The Board of Directors believes Proposal 2 is in the Company’s best interest and the best interests of its shareholders and unanimously recommends a vote FOR approval, on a non-binding, advisory basis, of the compensation paid to our NEOs in 2016 as disclosed in this proxy statement.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, describes our executive compensation philosophy and program in the context of the compensation paid to our Named Executive Officers or NEOs, whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement.

GENERAL MESSAGE FROM THE COMPENSATION COMMITTEE

As shareholders ourselves, and stewards of the compensation program, our primary focus is developing a compensation program that accomplishes the goals we all have to increase shareholder value in long-term and sustainable ways. To that end, each year we review our compensation program to align the program with our business strategy and compensation philosophy. After careful review of our compensation program, we want to highlight some of the key considerations underlying important changes we are making to the program.

As we reviewed the results of our Say-on-Pay vote last year, it was clear that some of our shareholders were concerned that our compensation program was a not as effective or aligned with our strategy and business goals as it could be. We began a process to learn more about what types of meaningful changes would address these concerns and move the needle on shareholder value. The Compensation Committee engaged a new compensation consulting firm and conducted an extensive assessment and evaluation of all aspects of our compensation program. We met as a committee multiple times with the new consultant to review and evaluate proposals for changes to our compensation program and to plan a shareholder outreach effort.

Our intention with shareholder outreach was to get as much feedback as we could to assist us in addressing shareholder concerns. We assessed our shareholder base as of June 30, 2016 and determined that institutional holdings represented by about 70 investors accounted for 35.5% of our shares outstanding, of which the top 10 institutional shareholders accounted for 29.6% or about 83% of institutional ownership. We further determined that 5 of the top 10 institutional shareholders were passive investors. We contacted several institutional shareholders and scheduled meetings and calls with shareholders representing 10% of our shares outstanding (and about 33% of institutional ownership) to get feedback on our compensation program. These calls and meetings were conducted by Compensation Committee Chair, Brian Ross, Board Chairman, Ned Hayes, and President and CEO, Anand Vadapalli. We wanted to learn about concerns shareholders may have had regarding our compensation program and to get their input and perspectives on potential changes to our compensation program.

Our shareholders’ input was invaluable to the Compensation Committee and the Board in understanding our shareholders’ views, and drove significant changes in our compensation program.

To address the views expressed by our shareholders, we intend to make substantive changes to the 2017 compensation program to address the feedback we received. A summary of the anticipated changes is as follows:

•	Assuming that our shares continue to trade near current levels, we intend to address the dilutive impact of our equity plan by using a minimum value that is above the price at which our stock traded during all of 2016 ($2.50 per share) to determine the number of shares granted to senior executives and other participating employees for time-vested RSU awards to be granted in 2017. By using the premium price, management will receive fewer shares, and will not receive full value for this piece of long-term incentive compensation unless the share price increases, at a minimum, to the premium price used to determine the equity grants.

•	The RSU calculation method would also result in a reduction of the CEO’s target compensation in 2017. Based on independent compensation analysis, our CEO’s target 2016 compensation was close to the median of CEO compensation within our peer group of companies and the new RSU calculation would further reduce the CEO’s target compensation from his 2016 target and below the 2016 peer group median compensation.

•	We intend to adjust metrics and goal levels to incorporate a consideration for capital allocation by including a free cash flow per share metric in our 2017 performance stock units (“PSUs”). This approach is consistent with our objectives of maximizing cash flow (which has been the Company’s long-term goal with the sale of the wireless business and reduction of debt levels) while also incentivizing management to focus on efficient allocation of capital.

•	We intend to lengthen the performance period for vesting of all long-term incentive compensation from sequential one-year performance periods to a performance period that ends in 2019.

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•	We recognize that Net Promoter Score® (NPS), a measure of customer satisfaction and used as one of our measures for long-term incentive compensation, is not a measure that is widely disclosed by our peers and therefore, we lack industry benchmarks in setting targets for this metric. Notwithstanding the absence of peer data for this metric, we believe that higher levels of customer satisfaction enhance our shareholder value and is aligned with our strategic goals to increase our top-line revenue and free cash flow. To account for the absence of peer data in setting NPS targets and to align this metric with our LTI financial metric, we intend to cap the payouts associated with the NPS metric in our 2017 plan at 100% (with no opportunity to vest above target on that component of the LTI award). At the time of our 2015 and 2016 LTI grants best, we will evaluate the opportunity for overachievement for the NPS portion of those awards, including whether to exercise negative discretion at that time to reduce any upside vesting on the NPS portion of those awards.

•	We refined the peer group in light of the new revenue size and strategic focus of our business following the sale of the wireless business.

The CD&A describes executive compensation practices and outcomes in 2016, and includes discussion on shareholder engagement and more detail on the changes we intend to make for 2017. The Compensation Committee firmly believes our compensation program establishes strong support for our strategic and financial goals and reflects the feedback we have received from our shareholders.

The share price performance notwithstanding, we are extremely pleased with the operating performance management has achieved as shown through growth in revenue and EBITDA, along with a reduction in leverage. We believe that continuing operational success through top-line growth over the long term will lead to share price appreciation in the market.

We are committed to continuing the compensation dialogue with shareholders and encourage you to reach out to us with any questions or concerns you may have related to our compensation program. Please contact us through Alaska Communications Investor Relations, Attention Compensation Committee, 600 Telephone Ave. MS 65, Anchorage, AK 99507 or by email – investors@acsalaska.com.

For 2016, the following current executive officers are NEOs:

•	Anand Vadapalli	President and Chief Executive Officer

•	Laurie M. Butcher	Senior Vice President, Finance

•	Randy M. Ritter	Senior Vice President, Shared Services

•	Leonard A. Steinberg	Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary

•	Michael R. Todd	Senior Vice President, Consumer Market

This CD&A is organized into five sections:

•	Executive Summary

•	Shareholder Input on Executive Compensation

•	Executive Compensation Program Philosophy and Objectives

•	2016 Executive Compensation Program Elements and Decisions

•	Key 2017 Executive Compensation Changes

•	Compensation Governance

Executive Summary

Business Update

Alaska Communications has undergone significant change to its operations and the structure of its revenue, expenses and balance sheet over the last few years. We have evolved from a wireline and wireless telecom provider to a fiber broadband and managed IT services provider, focused primarily on business and wholesale customers in and out of Alaska. We also provide telecommunication services to consumers throughout the state. Prior to the sale of the wireless operations, we generated revenue from retail wireless services and certain revenue streams related to our ownership interest in the Alaska Wireless Network.

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Following the sale of our wireless business and the related transition during 2015, 2016 became the first full year of operations as a broadband and managed IT company. While allowing us to significantly de-lever our balance sheet, this restructuring has resulted in having some financial metrics which are difficult to compare to prior periods. In addition, the restructuring of the company may have generated some uncertainty among shareholders about our strategy, focus, and execution, impacting the trading value of the Company’s common equity in the short term. We would like to provide a bit more information related to performance that we think supports our strategy and our Board’s belief that our share price and the resultant total shareholder return does not properly reflect the operational performance we have achieved.

Our revenue sources now include the following:

•	Business and wholesale broadband, voice and managed IT services

•	Consumer broadband and voice services

•	Regulatory including access charges, surcharges and federal and state support

Providing services to business and wholesale customers generates the majority of our revenues and is expected to continue being the primary driver of our growth. The following table reflects our history of success in this revenue source.

	2016	2015	2014
Business and Wholesale Revenue (in thousands) (1)
Business broadband	$59,218	$51,058	$44,461
Business voice and other	27,903	28,909	28,827
Managed IT services	4,173	3,316	3,492
Equipment sales and installations	6,441	6,274	5,195
Wholesale broadband	31,581	28,126	23,216
Wholesale voice and other	7,539	8,764	9,925

Business and Wholesale Revenue	136,855	126,447	115,116

Growth in Business and Wholesale Revenue	8.2%	9.8%

(1)	See page 39 of our Annual Report on Form 10-K for the year ended December 31, 2016 for a full discussion of our revenue sources.

We have demonstrated sector leading growth in broadband revenue over the prior three years. Alaska Communications ended the year 2016 with wireline revenue growth — the third consecutive year in a row of top line wireline revenue growth. These results were during a period when many peer companies were announcing revenue reductions. In 2016, Adjusted EBITDA, as defined on page 63, grew 16.6% over the prior year, and Adjusted Free Cash Flow similarly grew from $3.7 million in 2015 to $9.8 million in 2016.

The following are some additional business and operational highlights from 2016:

•	Total business and wholesale revenues increased $10.4 million, or 8.2% over 2015 driven by the following:

•	Business broadband revenue increased by 16%, overcoming an expected decline in business voice.

•	Wholesale broadband revenue increased by 12.3%, overcoming an expected decline in wholesale voice.

•	Managed IT services revenue for 2016 was $4.173 million, an increase of 25.8% over 2015.

•	Voice services and regulatory revenue showed structural declines as anticipated.

These 2016 operating results were an improvement over the year end 2015 results, which were also positive with total service and other revenue growing 2.2% over 2014 results. These financial results compared very favorably to those of industry peers for the same period as reflected in the graph on the following page:

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In addition to these above average operating results, the Company in 2015 de-levered its balance sheet, bringing its net debt leverage ratio below 3.0 and reducing its total debt by more than $240 million.

•	2016 Product Launches

•	Upgraded Business Internet portfolio differentiated by strong service levels and upload speeds critical for cloud enablement

•	Cloud Business Office – a compelling small business bundle consisting of hosted voice over internet, Office 365 in the cloud and Business Internet

•	Cloud audio conferencing solutions for business

•	Microsoft Azure ExpressRoute partner providing medium to large entities in commercial, governmental, and nonprofit organizations with private, secure, and reliable connectivity to Microsoft Azure Cloud services

•	Connect American Fund Phase II Order issued in October by the FCC was consistent with expectations providing $19.7 million yearly ten years in exchange for providing broadband to approximately 26,000 new locations in unserved and partially served census blocks of approximately 32,500 total locations. The issuance of the order eliminates uncertainty for the company while setting the stage for significant deployment of broadband in Alaska.

•	We executed capacity agreements with Quintillion Networks that will open new markets in Northwest Alaska, creating yet another growth driver.

For these reasons and more not detailed here, we believe management performed well and earned its compensation. We recognize that the stock market has been slow to recognize management’s contributions to shareholder value, but we believe management provided the basis for you, our shareholders, to see enhancements in the value of your shares.

Further, based on recent investor feedback received through our debt refinancing process, we also heard that our small scale and geographic concentration in Alaska are detriments to a fair valuation of our equity. Consequently, in addition to our emphasis on operating performance and efficient capital allocation, the Board strongly supports management efforts to strategically address scale and diversification. We believe these actions will further unlock the value inherent in our equity.

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For more information about our business, please see the sections “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2016.

2016 Executive Compensation Highlights

The Compensation Committee is responsible for oversight of our executive compensation program and working with senior management to align pay with performance. The Compensation Committee strives to create incentives that reward management’s efforts to advance the core business strategies established by the Board. A significant proportion of the compensation of our CEO and other NEOs is determined based on the achievement of performance objectives. This compensation structure promotes retention and motivates the performance of our leaders and the employees they lead to achieve financial results, business objectives and strategies that will lead to continued long-term success.

Annual base salary, employee benefit programs and time-based long-term RSU awards are the elements of our executive compensation that generally are not “at risk” in any given year, although the value of all RSU awards is variable and depends on our stock price performance as driven by the performance of our business and executive team. The Compensation Committee believes that to attract, retain and motivate top-caliber executives, it needs to balance incentive awards with predictable compensation amounts to reward continued service and promote retention of our executive team.

The incentive-based portion of our NEOs’ pay is in the form of the annual cash incentive awards and long-term performance-based incentives. The Compensation Committee believes that this mix of base pay and long and short-term incentive-based compensation is consistent with practices within our peer group, as defined on page 27.

Consistent with the Company’s compensation philosophy, described in more detail beginning on page 26, the Compensation Committee made the following compensation decisions in 2016:

•	Base salaries. Base salary levels remained consistent with prior years.

•	Annual Incentive Awards. Annual incentive performance measures and goals were adjusted in 2016, while the target amount available for each NEO remained unchanged. Adjusted EBITDA remains a valuable metric to drive growth; in 2015 we set a goal based on fourth quarter Adjusted EBITDA to reflect changes made in our business that year, and in 2016 we set a goal based on a full year under the new operating structure. Likewise, 2015’s revenue-related metric used Total Service and Other Revenue to exclude specific wireless operations revenue. For 2016, we no longer have wireless operations revenue therefore the metric used was Total Revenue. We also set an additional revenue metric to drive growth in the consumer segment that specifically applied to Mr. Todd, Senior Vice President, Consumer Market.

•	Long-Term Incentive Awards. The Compensation Committee believes performance metrics based on customer service and cash flow (as measured in the Company’s 2016 performance awards through an Adjusted Operating Cash Flow metric) reflect the strategic goals for the Company, and we have strengthened each goal to drive performance over the coming three years. Both of these measures are defined and described in more detail later in this CD&A.

Compensation Governance Practices

Among other items described in the CD&A, we believe the following key features help ensure our compensation practices are consistent with good governance standards.

What We Do

•	Multiple Performance Metrics for Both Short-Term and Long-Term Incentives

•	Minimum Stock Ownership Requirements for all NEOs

•	Independent Compensation Consultant

•	Compensation Risk Review

•	Limited Perquisites

•	Incentive Compensation “Clawback” Reimbursement

What We Don’t Do

•	No Guaranteed or Non-Performance-Based Bonuses or Salary Increases

•	No Single Trigger Change in Control Benefits

•	No Special Executive Retirement or Benefit Packages

•	No Hedging or Pledging of Company Stock

•	No Tax Gross-ups

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Shareholder Input on Executive Compensation

Our Company’s 2016 “Say-on-Pay” Vote

At our 2016 Annual Meeting, we conducted our annual nonbinding advisory “Say-on-Pay” vote. A majority of our shareholders, or 64.5% of votes cast (excluding broker non-votes and abstentions), supported our proposal to approve our 2015 executive compensation program. The Compensation Committee had hoped to achieve a much larger majority and, following the vote, set out to understand and address shareholder concerns. Please see the message from our Compensation Committee at the beginning of this CD&A regarding these results and the actions it has taken to address shareholder input on our executive compensation structure on page 20, as well as a summary of the changes made for 2017 in the section, Key 2017 Executive Compensation Changes found on page 36.

Consistent with the shareholders’ advisory vote at the 2011 Annual Meeting, the Board determined that advisory votes on the Company’s executive compensation would be held annually. Accordingly, in this proxy statement the Company has included “Proposal 2: Advisory Approval of the Company’s Executive Compensation.”

Shareholder Engagement

We engage in dialogue with shareholders throughout the year in many ways. In 2016, we expanded our shareholder engagement to specifically focus on executive compensation and get feedback on compensation plan design to directly address last year’s Say-on-Pay vote results. We assessed our shareholder base as of June 30, 2016 and determined that institutional holdings represented by about 70 investors accounted for 35.5% of our shares outstanding, of which the top 10 institutional shareholders accounted for 29.6% or about 83% of institutional ownership. We contacted several institutional shareholders and scheduled meetings and calls with shareholders representing 10% of our shares outstanding (and about 33% of institutional ownership) to get feedback on our compensation program.

Our shareholders expressed three main views:

1.	There is a view that our shares are undervalued in the market and, consequently the long-term equity awards that management receives were viewed as excessively dilutive to our shareholders;

2.	There is a view that management should be rewarded for how efficiently it puts capital to work; and

3.	There is a view that our CEO’s compensation level is too high.

The Compensation Committee considered the feedback, perspectives and suggestions that were gathered and is making changes to our executive compensation that are explained further in the section titled Key 2017 Executive Compensation Changes.

In addition to the individual shareholder engagement, quarterly, we conduct conference calls both telephonically and online to discuss financial results with shareholders. Periodically, we attend investor meetings at locations throughout the United States. In 2016, we presented investor materials at three third-party hosted events. We also arranged individual meetings with investors in Seattle, Chicago, Milwaukee, Cleveland, Phoenix, New York, Boston, Philadelphia and Virginia. Our website at www.alsk.com provides contact information so shareholders can call, write or email us with questions. Both the Compensation Committee and the Board place high value on our shareholders’ insights and consider their feedback and other factors when designing our executive compensation program and making compensation decisions. We will continue to seek opportunities for dialogue with our shareholders on executive compensation and other matters of importance to the Company and our shareholders. Specifically, we intend to engage shareholders in 2017 through active outreach to schedule individual meetings and calls to address matters of interest. We will also continue to participate the investor conferences, and will remain open for shareholders who wish to reach out to us. Specifically, we intend to engage shareholders in 2017 through active outreach to schedule individual meetings and calls to address executive compensation and other matters of interest. Specifically, we intend to engage shareholders in 2017 through active outreach to schedule individual meetings and calls to address matters of interest. We will also continue to participate the investor conferences, and will remain open for shareholders who wish to reach out to us.

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Executive Compensation Program Philosophy and Objectives

The philosophy underlying our executive compensation program is designed to achieve three fundamental objectives:

(1) Attract and retain top caliber executives: Executive officers base salaries and employee benefits are competitive and recognize the unique characteristics and challenges associated with our location in Alaska to attract and retain high-caliber individuals.

(2) Pay for performance: A significant portion of the annual and long-term compensation of our executive officers varies with annual and long-term business performance and each individual’s contribution to that performance.

(3) Align compensation with shareholder interests: Executive officers are rewarded for achieving long-term results, and those results are aligned with the interests of our shareholders so that executives are encouraged to create and enhance sustained shareholder value and participate in the risks and rewards of ownership of our common stock.

The Compensation Committee works with the Board as a whole to support the strategic plan through executive compensation program structure and goals. While some companies adopt a total shareholder return metric, our Compensation Committee considers stock price to be too far removed from what management can actually influence at our size and scale in the market. Therefore, the Compensation Committee has set targets based on operating performance metrics such as revenue, Adjusted EBITDA, cash flow and customer service.

The Board is focusing on capital allocation strategies that we believe will lead to cash flow generation and expansion. Accordingly, the Compensation Committee aligned our compensation program with this priority by using the metrics for long-term compensation of Adjusted Operating Cash Flow(“AOCF”) and NPS, while retaining revenue and Adjusted EBITDA as measures for annual cash incentive compensation. The Board believes that increased growth in the Company’s cash flow levels will help the Board in its efforts to grow long-term shareholder value. The Board also believes that such growth needs to be achieved prudently to maintain our high standards for customer satisfaction to balance the risk of making short-term decisions to maximize cash flow at the expense of the long-term health of the Company. Moreover, the Board believes that NPS, as a measure of customer satisfaction, is a reflection of the ability of the Company to increase its market share. The Compensation Committee believes that this combination of compensation program metrics incents management to focus on factors that will lead to creation of long-term shareholder value.

The qualities, abilities and commitment of our NEOs are significant contributing factors to the proper leadership of our Company and the driving force for the success of the Company’s strategic plan. Specifically, our current executive compensation program is designed to address our fundamental objectives in the following ways:

•	Pay base salaries near the median of our peers to allow us to compete for and retain our top talent.

•	Base a significant portion of the target compensation of our NEOs on performance.

•	Provide long-term incentive awards with vesting over three years and equity holding requirements to ensure our executives realize returns over time as our shareholders gain value.

Compensation Committee Oversight of the Executive Compensation Program

The Compensation Committee of our Board is responsible for overseeing the development and administration of our compensation and benefits policies and programs. The Compensation Committee devotes substantial time and attention throughout the year to executive compensation matters to ensure that our program aligns with our fundamental objectives.

The Compensation Committee is made up of three independent directors who are responsible for the review and approval of all aspects of our executive compensation program. The Compensation Committee’s responsibilities include oversight and review of the base salary, annual and long-term incentives, and benefit programs for the Company’s executive officers, including:

•	Determination, review and approval of Company’s incentive compensation plan goals and objectives;

•	Evaluation of individual performance results in light of the goals and objectives;

•	Evaluation of the competitiveness of individual total compensation packages; and

•	Approval of changes to total compensation packages.

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The Compensation Committee considers the recommendation of the CEO in determining the compensation, individual performance goals and objectives for the executive officers that report directly to him. The CEO provides his assessment of each executive officer’s span of control, performance and the performance of each executive’s area of oversight. The Compensation Committee has the ultimate authority to approve or modify management’s recommended compensation packages. The Compensation Committee recommends the compensation package for our President and CEO for approval by all independent members of our Board. The CEO is not present during the deliberations or voting for his compensation. The Compensation Committee’s charter sets out its duties and responsibilities and addresses other matters, can be found on our website at www.alsk.com.

Role of the Compensation Consultant. The Compensation Committee has the sole authority to select, retain and terminate compensation consultants as well as the sole authority to direct any compensation consultant’s work and approve fees. The Compensation Consultant advises the Compensation Committee in connection with its review of executive and director compensation matters, including the level of total compensation packages provided to executive officers. In July 2016, the Compensation Committee selected and engaged Korn Ferry to be its third-party executive compensation consulting firm. Prior to the engagement of Korn Ferry, Frederic W. Cook & Co., Inc. (“F.W. Cook”), serviced as the Compensation Committee’s third-party executive compensation consultant. The compensation consultant attended meetings of the Compensation Committee, as requested, and communicated with the Compensation Committee Chair between meetings; however, the Compensation Committee makes all decisions regarding the compensation of our executives.

In connection with its engagement of Korn Ferry, and the previous consultant, F.W. Cook, the Compensation Committee considered various factors related to the independence of Korn Ferry and F.W. Cook as required by SEC regulations and Nasdaq rules. After reviewing these factors, the Compensation Committee determined that its engagement of Korn Ferry and F.W. Cook did not present any conflicts of interest that prevented either Korn Ferry or F.W. Cook from providing compensation advice to the Compensation Committee.

The Compensation Consultant provides various executive compensation services to the Compensation Committee including advising the Compensation Committee on the principal aspects of our executive compensation program design and evolving trends as well as providing market information and analysis regarding the competitiveness of our program design and our award values in relationship to the Company’s performance.

In providing its executive compensation advice related to 2016 compensation, F.W. Cook used a set of 13 peer companies broadly similar to our Company with respect to both industry type and size, as measured based on revenues and market capitalization. The peer group for 2016 was unchanged from the 2015 peer group. Our peer group for 2016 was comprised of the following companies:

8X8	ShoreTel
Boingo Wireless	Otelco
Hawaiian Telecom	Premiere Global (1)
Broadview Networks	LICT
Lumos Networks	Shenandoah Telecom
GTT Comm	Spok Holdings
Inteliquent	nTelos (1)

(1)	Subsequent to establishment of our 2015 peer group, Premiere Global has been acquired by Siris Capital Group, LLC and nTelos has been acquired by Sprint.

Every two years the Compensation Committee benchmarks compensation paid to our NEOs against compensation paid by our public peer group companies. This review was completed in 2016 to help determine whether the compensation paid to our NEOs is generally competitive with our peers, recognizing that our compensation practices reflect that we operate in a more geographically remote market than many of our peer group companies. Based on information provided by Korn Ferry, target total direct compensation (base salary, target annual cash incentives and target long term incentives) for our NEOs in the aggregate was slightly below the median of the target total direct compensation for named executive officers among our peer group companies.

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Although the Compensation Committee believes it is important to periodically review the compensation policies of a representative peer group, the Compensation Committee also believes we must adopt compensation policies to support our own business objectives, conditions and culture. Therefore, the Compensation Committee does not annually adjust the compensation paid to our NEOs based on the compensation practices of peer group companies and it does not index the total compensation of our NEOs or any element of their compensation against the peer group. We offer the compensation we believe is appropriate to attract, retain and incent our key executives in this highly competitive industry.

In benchmarking compensation paid to our NEOs and directors in the Fall of 2016 the Compensation Committee worked with Korn Ferry to develop two separate peer groups to determine market approaches to compensation. The primary peer group reviewed by Korn Ferry focused on companies within our industry — including managed IT companies to reflect our focus on expanding this business segment — that fell within a specific range of the Company’s revenues and market capitalization while creating a balanced peer group in terms of size, profitability and market performance. The primary peer group was used to benchmark the amount of compensation paid to our NEOs and non-employee directors and the mix of pay for our NEOs for purposes of reviewing 2017 compensation decisions. The primary peer group includes the following companies (companies with asterisks were added to the peer group for our 2017 benchmarking of NEO and director compensation):

LICT	Otelco
Hawaiian Telcom	General Communication, Inc.*
Broadview Networks	Internap Corporation*
Lumos Networks	Limelight Networks, Inc.*
GTT Com	NCI, Inc.*
Intelliquent	Ooma, Inc.*
Shoretel	Fusion Telecom*

In evaluating market incentive plan pay practices, the Committee worked with Korn Ferry to identify companies that have similar business models to the Company and/or that have similar capital allocation strategies to the Company. This secondary peer group focused on telecommunications companies that do not emphasize wireless communications, companies that focus on and/or are expanding their managed IT/cloud offerings (primarily B2B) and that do not pay dividends. Because the Committee did not use this secondary peer group to benchmark compensation Korn Ferry reviewed the incentive plan structures of companies that do not fall within the size constraints used to determine the Company’s primary peer group. The Committee’s goal was to obtain prevalence data on short-term incentive and long-term incentive compensation practices to provide a data point as the Committee evaluated incentive plan design for 2017 and beyond. This secondary peer group includes the following companies:

Windstream Holdings	LICT
Frontier Communications	Zayo Group
Cincinnati Bell	Broadview Networks
General Communication, Inc.	Lumos Networks
Fairpoint Communications	Datalink
Consolidated Comm Holdings	Earthlink Holdings
Hawaiian Telcom

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2016 Executive Compensation Program Elements and Decisions

Our executive compensation program is designed to reinforce the link between the interests of our executive officers and our shareholders. The table below provides a summary for each element of compensation for the 2016 performance year.

		Compensation Mix		Purpose	Description
Elements		CEO	NEOs
FIXED	Base Salary	21%	40%	Fixed portion of total pay that enables us to attract and retain talent.

Base salaries are generally set based on the following factors:

•    Nature and responsibility of each position

•    Qualifications, experience and expertise

•    Competitiveness of the market

•    The potential to drive company success

•    The total overall compensation during his/her tenure

•    Individual performance and evaluation of peer group compensation

•    Internal parity with peers in similar reporting structure and scope of responsibility

VARIABLE	Annual Cash Incentive	21%	24%	The annual incentive plan is designed to drive performance-based on strategic goals and reward executives based on the achievement of Company and individual performance goals for the performance year.

The target level of annual cash incentives for our NEOs was 60% of base salary for all our NEOs except for our CEO, whose target is set at 100% of base salary.

•    Target annual cash incentives did not change from 2015.

•    30% of the award was based on individual performance and 70% based on company performance measures.

•    Company performance goals were set for Adjusted EBITDA and revenue measures.

	Performance Stock Units	29%	18%	The long-term incentive compensation plan includes PSUs tied to performance over three years. A multi-year performance period increases executive focus on our long-term business objectives and better aligns the interests of our executives with those of our shareholders.

These long-term incentive awards granted in 2016 are PSUs that will vest, if earned, in one-third increments over three years with an opportunity for a cash award for achievement that exceeds the goals set by the Compensation Committee.

The PSUs are tied to Company performance through two measures.

•    Two-thirds of this award is aimed at increasing operating cash flow.

•    One third of this award is aimed at improving customer satisfaction, as measured through NPS.

•    No PSUs would vest unless the threshold level of annual Adjusted EBITDA was met in 2016.

	Restricted Stock Units	29%	18%	Long-term time-vested RSUs provide a balance between long-term performance incentives and retention incentive. These awards, while not performance-based, vary in value depending on performance of our business.	These long-term awards granted in 2016 as RSUs will vest in one-third increments over three years beginning in 2017, generally, if the NEO remains continuously employed with the Company.

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Each separate component of our 2016 executive compensation program is described in more detail in the paragraphs that follow.

Annual Salary and Incentive Compensation

Base Salaries

There were no increases in base salaries for our NEOs in 2016. Base salaries are shown in the “Salary” column of the Summary Compensation Table for 2016 following this CD&A.

Annual Cash Incentive Awards

The target level of annual cash incentives for our NEOs has remained the same for several years and continued in 2016 with no increase. Payout or vesting for all incentive compensation under the program depends on reaching a minimum threshold of not less than 75% of the 2016 Adjusted EBITDA goal.

The individual performance portion of each NEO’s cash incentive award may be adjusted upward or downward based on the Compensation Committee’s evaluation of individual performance. This can result in cash incentive payouts greater or lesser than what would otherwise have been payable based solely on the calculation of Company performance goals and Company results.

No cash incentives are earned if the Company does not achieve both the threshold level of annual Adjusted EBITDA, and a minimum predetermined percentage of 90% of the Company or business unit performance goals, as applicable. Cash incentive payments for NEOs may not exceed 150% of the annual target amounts. Annual cash incentive award payouts generally occur during the first four months of the year following the performance year after completion of the Company’s audited financial statements.

For Mr. Vadapalli, Ms. Butcher, Mr. Steinberg and Mr. Ritter, the annual incentive award was divided as follows:

30% Individual Performance

35% Adjusted EBITDA

35% Total Revenue

Mr. Todd’s annual incentive award was divided as follows:

30% Individual Performance

25% Adjusted EBITDA

25% Total Revenue

20% Consumer Revenue

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The following table includes the annual cash incentive metrics, goals and payout framework to the company performance portion of the awards:

Performance Metrics and Goals	Min - 50% Payout 90% of Goal	100 % Payout 100% of goal	Max - 150% Payout 110% of goal
Company Performance Measures
Adjusted EBITDA	$54,450,000	$60,500,000	$66,550,000
Total Revenue	$208,890,000	$232,100,000	$255,310,000
Business Unit Revenue Measures
Consumer Revenue	$34,290,000	$38,100,000	$41,910,000

The Compensation Committee believes the Adjusted EBITDA goal is an indicator of the Company’s overall success because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the Company’s business operations. The Total Revenue goal was selected because of its importance in generating future Adjusted EBITDA, and it supports our belief in the market opportunity for business broadband as a key component of revenue. The separate goal set for Mr. Todd was selected to reflect his specific focus on driving growth in our consumer segment. For information on how these metrics are calculated, see “Non-Generally Accepted Accounting Principle (“GAAP”) Financial Measures and Performance Metrics” on page 63.

Performance Determination. The Company’s actual results for 2016 compared to the preset goals are shown in the table below:

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Description	Results (millions)	Percent Achievement	Percent Payout
Adjusted EBITDA	$58.247	96.28%	81.38%
Total Revenue	$226.866	97.74%	88.72%
Consumer Revenue	$37.744	99.07%	95.33%

As shown above, results were below goal for the performance measures. When combined, payout for NEOs other than Mr. Todd was at 85.05% for the portion of the annual cash incentive compensation tied to Company performance. Mr. Todd’s payout for the Company performance portion of his annual incentive was 87.99%. Payouts are further adjusted up or down to reflect the individual performance portion of the annual incentive.

The Compensation Committee makes compensation decisions for our NEOs based on their individual performance and the overall performance of the Company, business unit or function, where applicable. The individual performance portion of the annual cash incentive awards is a component of the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The Compensation Committee determined that each NEO earned between 90% and 95% of the individual performance portion of the annual cash incentive based on the following:

•	Mr. Vadapalli provided overall leadership and guidance leading the company to solid operating performance as a pureplay broadband and managed IT services provider. He also effectively managed significant management transition in 2015, developing a new management team through the course of 2016. The Company delivered on its annual guidance to investors, while coming in marginally below internal targets, and achieved another year of industry leading broadband growth driven by its focus area of business and wholesale.

•	Ms. Butcher undertook a complete revamp of our internal control environment, while managing the transition to a new independent auditor selected by the Audit Committee. The Company successfully mitigated its 2015 material weaknesses. Additionally, Ms. Butcher led the efforts to refinance our balance sheet laying the ground work for a successful financing transaction in the first quarter of 2017.

•	Mr. Steinberg delivered on CAF II funding for the company, providing significant certainty on an important revenue stream. Additionally, Mr. Steinberg provided leadership in important policy advocacy for the company in a variety of federal and state level policy initiatives including affordable broadband, middle mile in Alaska, and state regulatory programs.

•	Mr. Todd stabilized consumer revenues by the end of 2016, with important operating initiatives during the year including the first all wireless implementation of home internet on military bases, and improving consumer broadband connections profile with 55% of connections at or above 10Mbps compared to 40% at the end of 2015, while reducing costs in consumer operations as reflected in online orders at 30% compared to 5% at end of 2015.

•	Mr. Ritter provided significant leadership in several areas including significantly revamping out capital governance and management process allowing us to come in below our original capex expectations and thus improving free cash flow for the company. Further, Mr. Ritter led efforts to reduce our cost of goods sold substantially over and above targeted amounts. Additionally, Mr. Ritter provided leadership in developing forward-looking network plans that will lay the foundation for further growth in business and wholesale while optimizing our investments in CAF II related deployments.

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Long-Term Incentive Compensation

Our long-term incentive compensation award for 2016 was split evenly between PSUs and RSUs.

Performance Stock Units Granted in 2016

Long-term incentive awards represent another performance-based portion of our NEOs’ total target compensation. Long-term incentive awards granted in the form of PSUs in 2016 will vest, if earned, in one-third increments over three years with an opportunity for a cash award for achievement exceeding the goals set by the Compensation Committee. The Compensation Committee believes that having a multi-year performance period increases executive focus on our long-term business objectives and better aligns the interests of our executives with those of our shareholders. These long-term incentive awards are tied to Company performance through two measures. Two-thirds of this award is aimed at increasing operating cash flow and one third at improving customer satisfaction as measured through Net Promoter Score® (NPS®) framework specifically related to business customers. No level of long-term incentive awards would vest unless the threshold level of annual Adjusted EBITDA was met in 2016. For more information on these metrics, see “Non-GAAP Financial Measures and Performance Metrics” on page 63.

The Board values increasing the amount of cash we generate to provide us with more flexibility to improve shareholder value. The Compensation Committee believes Adjusted Operating Cash Flow, calculated as Adjusted EBITDA less cash interest expense, serves as a compelling indicator of the overall success of our operations because cash interest expense is not directly attributable to the underlying performance of our business operations. It measures both our success in growing our broadband and managed IT services revenue and our ability to manage our margin through operational efficiencies and cost reductions.

We believe NPS is an appropriate executive compensation metric because we believe satisfied customers will recommend us to their peers and colleagues and spend more with us. Therefore, improvements in NPS should ultimately lead to greater market share and greater share of wallet, all of which should enhance shareholder value. Consequently, we have included NPS as a minor component of our executives’ LTIP targets in the interest of enhancing the value of the company over the long-term.

In 2015, we first established NPS as a metric for a portion of the long-term incentive compensation for our NEOs. We first began to track feedback from our customers in 2013 establishing a baseline of performance. We used and evaluated the measure for two years in order to establish a baseline score. We believe NPS is also an early indicator of attributes we can use to assess how we can gain market share and enhance revenue over time.

Business NPS is calculated using customer surveys, conducted by a third-party, of our enterprise, small, and medium sized business customers. We have used the customer feedback we receive in conjunction with the NPS process to bring new focus on our front-line employees, products, and our network. NPS tracking has also led to more individual employee ownership of the customer experience. We have realigned sales teams, introduced a call scripting process for the Contact Center, tailored product offerings and our network. We pay close attention to our NPS in many ways, tracking transactional NPS every day, reporting on NPS and recognizing employees every month.

Our primary goal has been to drive improvement in that score every year, and the Compensation Committee set the goals to achieve at least a 10% improvement each year.

We have improved our business NPS from 16 in 2015 to 24 in 2016. We believe that the feedback we receive from customers allows us to provide a better service experience that we believe has served to support our business revenue growth and set us apart from our competitors.

The following table shows the performance goals for the two measures selected for long-term incentive compensation for the 2016 performance year as follows:

Performance Year	Performance Measure	Weight	Min - 50% Payout (PY NPS Achievement) (90% of AOCF Goal)	100 % Payout 100% of goal	Max - 150% Payout (120% of NPS Goal) (110% of AOCF goal)
2016	Net Promoter Score	33%	16	19	23
	Adj. Operating Cash Flow	67%	$42,660,000	$47,400,000	$52,140,000

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•	As shown in the preceding table, there is an incrementally lower vesting for achievement below goal. Amounts up to 100% of target are settled in shares of our common stock. The 2016 PSU awards also provided for cash payments for achievement that exceeded 100% of the combined goal, with a maximum payout of 50% of the cash value at grant at the maximum achievement level.

Description	Weight	Percent Payout	Combined Percent Payout
AOCF	67%	81.42%	104.05%
NPS	33%	150%

As shown above, our Adjusted Operating Cash Flow result was below goal and NPS exceeded goal resulting in a combined payout of 104.05%. This provided vesting at 100% and an additional 4.05% cash award payout.

Restricted Stock Units Granted in 2016

To provide a balance between long-term performance incentives and retention incentives, our NEOs were granted time-vested RSUs. While RSUs are generally not considered specifically performance-based, the value of all RSU awards vary depending on our stock price performance as driven by the performance of our business and executive team. These RSUs vest in one-third portions over three years beginning in 2017 for 2016 performance, generally as long as the NEO remains continuously employed with the Company.

Long-Term Awards under Prior Year Grants

2015 Awards. The Compensation Committee granted long-term PSU awards in 2015 based on two performance measures – two-thirds of the award based on Adjusted Operating Cash Flow and one-third on customer satisfaction measured through NPS. The awards provide for vesting, if earned, in three equal annual portions, with the vesting of each portion subject to the Company’s attainment of the Adjusted Operating Cash Flow and NPS goals set by the Compensation Committee.

The goals set for the 2016 performance year were as follows:

Performance Measure	Weight	50% Payout Minimum	100% Payout Target	150% Payout Maximum*
AOCF	67%	$42,030,000	$46,700,000	$51,370,000
NPS	33%	11	13	15

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Achievement in excess of 100% of either goal will be paid in cash. No vesting or payout occurs for actual achievement levels below the minimum for either goal. Vesting or payout increases incrementally between the minimum and the maximum levels.

Description	Weight	Percent Payout
AOCF	67%	89%
NPS	33%	150%

As shown above, our Adjusted Operating Cash Flow result was below goal and resulted in vesting at 89% for the Adjusted Operating Cash Flow component of the award, while our NPS results were well above goal resulting in vesting and payout at the maximum level for the NPS component of the award (vesting of 100% of target for this component in shares and an additional 50% cash award payout.) As distinguished from 2016 PSU payout calculation, in 2015, each goal was separately calculated to determine vesting of shares and cash payout amount for overachievement.

2014 Awards. The Compensation Committee granted long-term performance cash awards to NEOs in 2014 based on Leverage Ratio goals established in the first quarter of 2014, except for Ms. Butcher who not an NEO in 2014 and was granted PSUs. The awards provide for payout, if earned, in three equal annual portions, with the payout of each portion subject to the Company’s attainment of the Leverage Ratio goal set by the Compensation Committee. The Compensation Committee established the Leverage Ratio goal for long-term incentive compensation for the 2016 performance year at 4.07. This performance goal is considered attained if the Leverage Ratio at the end of the year is at or below the stated goal. There is an incrementally lower payout for a Leverage Ratio above the goal. No vesting or payout would occur for a Leverage Ratio above 4.48. Fifty percent payout would occur for a Leverage Ratio of 4.48 and increase incrementally with each .01 decrease in the Leverage Ratio. At a Leverage Ratio below the goal, payouts would increase incrementally to a maximum payout of 150% for a Leverage Ratio at or below 3.66. The actual Leverage Ratio for 2016 was 2.90, well below the goal set by the Compensation Committee in 2014, and resulted in payout of the final one-third of this long-term cash incentive at 150% of target.

With the appointment of our current CEO to his role in early 2011, the Board of Directors intended for the CEO to address several strategic risks to the Company, including the fact that the Company had one of the highest levels of leverage of any of its peers. The Board perceived the high level of leverage as a risk to growth and shareholder value. In line with this view, the Compensation and Personnel Committee adopted incentive compensation targets intended to incent management to reduce debt and de-risk the Company’s balance sheet.

Management, with full support of the Board of Directors, took several steps including suspending its dividend, investing in the business for growth, and entering into strategic transactions to reduce leverage. As a final step in the transformation of the Company, in 2015, the Company closed a sale of its wireless business. The proceeds from this transaction were used to reduce the Company’s debt and the Company’s leverage ratio fell from approximately 5.0 in 2013 to 2.9 at the end of 2015. Thus, the Company achieved one of the lowest leverage ratios in its sector, and in the process, management overachieved its targets. We believe that Management executed to the Board’s vision of a strategic transformation of the Company and enhanced shareholder value by substantially de-risking the balance sheet, in addition to creating a positive free cash flow operating business that has one of the leading top line growth rates in our sector.

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Other NEO Benefits, Perquisites and Severance

Our NEOs participate in the broad-based benefit and welfare plans that are generally available to the Company’s employees. There are no special or supplemental retirement benefits provided to our NEOs under our executive compensation program.

We provide the following perquisites to executive officers: an automobile allowance, travel and housing costs to our NEOs who live outside of Alaska, and moving expenses. We do not provide any tax gross-ups with respect to perquisites.

Severance and other benefits are explained in detail beginning on page 46.

Key 2017 Executive Compensation Changes

In 2017, the Compensation Committee intends to make some important changes to the compensation plan for our executives in direct response to feedback we received from our shareholders. The Compensation Committee is committed to improving the alignment of our executive compensation program with shareholders’ interests, while balancing the need to retain a strong leadership team. The table below sets out the key changes the Compensation Committee intends to make to our 2017 executive compensation program and the primary reasons for those changes. Many of these changes are directly responsive to feedback we received from our shareholders as noted below.

Planned Changes	Reason for Change
Refine our peer group to reflect our current market capitalization and strategic focus.	• Improves size distribution of the peer group and our relative positioning within the peer group.

Use a higher stock value than our market stock price on the grant date to determine the number of RSUs granted to our executive officers and other participating employees. Using a higher price to calculate shares will result in a reduction in the number of shares granted and therefore a reduction in the value of the grant.

•     Reduces shareholder dilution.

•     Requires an increase in stock price to earn the target long-term incentive award value.

•     Reduces the target compensation awarded to our CEO each of our other NEOs relative to 2016.

Provide for vesting at the end of the full multi-year performance period for all long-term incentive awards that would extend the performance period from the current one-year periods.	• Incentivizes retention and long-term outlook.

Include Adjusted Free Cash Flow Per Share as a metric for 75% of long-term PSU awards.

•     The updated metric is more closely aligned with our current capital allocation strategy, and the belief that cash flow performance is a relevant measure of the overall quality and sustainability of earnings.

Cap payouts for NPS achievement at 100% of target. This change will affect grants made in 2015 and 2016, as well as planned grants in 2017. Reduce the portion of long-term incentives tied to the NPS metric from 33% to 25%.	• Removes the possibility of overachievement payouts above target, and reduces the reliance on this measure.

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Compensation Governance

What We Do:

Multiple Performance Metrics for Both Short-term and Long-term Incentives. We mitigate compensation-related risk in a number of ways, including by using multiple performance measures across the short and long term incentive plans.

Minimum Stock Ownership Requirements for all NEOs. We have adopted minimum stock ownership requirements for our NEOs because we believe that management will more effectively pursue the long-term interests of our shareholders if they are shareholders themselves. The Compensation Committee reviews our stock ownership requirements and makes changes, as needed, to bring our policy into line with evolving market practice. Our policy requires each NEO other than the CEO to accumulate and hold shares of our common stock having a value of at least one-and-a-half times the NEO’s annual base salary. The CEO is expected to hold shares of common stock equal to at least three times his base salary. Each of our NEOs has five years from his or her appointment to the position to achieve the prescribed ownership levels. All our NEOs either are in full compliance with this requirement or have more time under the policy to reach the requirement.

Independent Compensation Consultant. The Compensation Committee has retained Korn Ferry to advise on our executive compensation programs. Aside from the services to the Committee, Korn Ferry performs no other services for us.

Compensation Risk Review. The Compensation Committee, with support and advice from its independent consultant, reviews the risk and reward structure of executive compensation plans, policies and practices to confirm that there are no compensation-related risks that are reasonable likely to have a material adverse effect on the business.

Limited Perquisites. We provide the following perquisites to executive officers: automobile allowance, travel and housing costs to NEOs who live outside of Alaska, and moving expenses. We do not provide any tax gross-ups with respect to perquisites.

Deductibility of Executive Compensation

The tax deductibility of the payments as “performance-based compensation” under Section 162(m) of the Internal Revenue Code is one consideration in structuring compensation. However, at times, the Compensation Committee may provide compensation that is not tax deductible if it determines that such action is appropriate, and we cannot assure shareholders that all compensation paid to our NEOs is or will be deductible.

Incentive Compensation “Clawback” Reimbursement

Our incentive award plan and award agreements include a provision that subjects awards under the plan to the provision of applicable clawback laws, rules or regulations. Additionally, our Officer Severance Policy includes a clawback provision. This provides that any compensation paid that is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to repayment to the Company.

What We Don’t Do:

No Guaranteed or Non-Performance-Based Bonuses or Salary Increases. None of our NEOs has an employment arrangement or other contractual right, other than the long-term incentive awards as described above, guaranteeing any cash incentive or other annual or multi-year bonus payments or any salary increases. All cash incentive awards are earned based solely on the Company’s performance and individual NEO’s performance successes. Base salary increases are at the discretion of the Compensation Committee.

No Single Trigger Change in Control Benefits. Change in control severance provisions apply to Mr. Vadapalli through the terms of his individual employment agreement, and to our other NEOs through the Company’s Officer Severance Policy that is expressly applicable to our NEOs. The primary purpose of these change in control protections is to align executive and shareholder interests by enabling our NEOs to assess possible corporate transactions without regard to the effect such transactions could have on their employment with the Company. In seeking to adhere to best compensation practices, the change in control provisions currently applicable to all our NEOs avoid excessive payments or “single triggers” for receipt of severance benefits in the event of a change in control. Double triggers are required for receipt of any change in control benefits (a change in control event plus the Company’s termination of the executive without cause, or resignation by the executive for good reason, within specified time periods from the change in control). There are no excise tax gross-ups included in severance

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arrangements. The Compensation Committee set the amount of change in control benefits provided for our executives at amounts that the Compensation Committee believes are reasonable in the event of the occurrence of the circumstances specified. The specific change in control severance provisions applicable to each NEO are discussed in more detail following the executive compensation tables under the heading: “Employment Arrangements and Potential Payments upon Termination or Change in Control.” Change in control benefits under the Officer Severance Policy are subject to double-trigger vesting following a change in control event.

No Special Executive Retirement or Benefit Packages. Our NEOs participate in the broad-based retirement and benefit programs that are generally available to the Company’s employees. There are no special or supplemental retirement benefits provided to our NEOs under our executive compensation program.

No Hedging or Pledging of Company Stock. We have a policy prohibiting all employees, including the NEOs and members of our Board, from engaging in any hedging transactions with respect to our equity securities held by them or pledging Company securities as collateral.

No Tax Gross-ups. We do not provide tax gross-ups to any of our NEOs and the Compensation Committee does not plan to include tax gross-ups in any future employment arrangements.

COMPENSATION AND PERSONNEL COMMITTEE REPORT

The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the CEO and other NEOs. The Compensation Committee has reviewed and discussed the information appearing above under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Submitted by,

Brian A. Ross, Chair Margaret L. Brown David W. Karp

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COMPENSATION AND PERSONNEL COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our Compensation Committee are or have been an officer or employee of the Company or have had any relationship with us requiring disclosure pursuant to Item 404 of Regulation S-K. No member of the Compensation Committee is an executive officer of another entity for which any of our executives serve as a compensation committee member. In addition, none of our executive officers served as a director for a company that employs, as an executive officer, any of our directors.

ANALYSIS OF RISK IN COMPENSATION PRACTICES

Consistent with the SEC’s disclosure requirements, the Company has assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee monitors our compensation programs on an annual basis and expects to make modifications as necessary to address any changes in the Company’s business or risk profile.

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EXECUTIVE COMPENSATION TABLES

In this section, we provide tabular and narrative information regarding the compensation of our principal executive officer, principal financial officer, and the next three most highly compensated executive officers who served in those capacities as of December 31, 2016.

Summary Compensation Table for 2016

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)
Anand Vadapalli	2016	450,002	—	1,541,052	745,097	7,347	86,983	2,830,482
President and Chief Executive Officer	2015	467,310	—	972,299	1,562,819	15,721	80,803	3,098,952
	2014	450,002	—	625,049	1,017,994	25,743	10,500	2,129,288
Laurie M. Butcher	2016	240,001	14,356	218,068	134,631	35,996	—	643,052
Senior Vice President, Finance	2015	197,630	32,730	116,667	123,784	32,659	—	503,470
	2014	—	—	—	—	—	—	—
Randy M. Ritter	2016	250,001	—	258,877	191,804	20,966	10,905	732,553
Senior Vice President, Shared Services	2015	259,617	—	163,332	218,773	15,684	27,525	684,931
	2014	—	—	—	—	—	—	—
Leonard A. Steinberg	2016	288,001	—	355,030	231,477	8,347	—	882,855
Senior Vice President, Legal,	2015	299,078	—	224,000	382,666	9,141	10,281	925,166
Regulatory & Government Affairs and Corporate Secretary	2014	288,001	—	143,999	268,535	8,804	—	709,339
Michael R. Todd	2016	264,002	—	273,373	203,426	15,236	—	756,037
Senior Vice President, Consumer Market	2015	274,156	—	172,478	312,132	13,510	—	772,276
	2014	—	—	—	—	—	—	—

(1)	The amount for Ms. Butcher includes a fixed retention cash amount payable to her under her former position as a vice president; the final payment under the agreement was made in 2016.
(2)	Amounts reported for 2016 represent the fair value of RSU and PSU awards considered to be granted in 2016, as determined in accordance with the requirement of FASB Topic 718, excluding the effect of estimated forfeitures. For 2016, the amounts shown include (i) RSU awards that were granted in 2016; (ii) two-thirds of the PSU awards approved by the Compensation Committee in 2015, representing the portion related to 2016 and 2017 performance and with respect to which the performance goals were established in 2016; and (iii) PSU grants made in 2016, expected to vest in equal portions over three successive years based upon performance goals established in 2016. For the PSU awards, the amount shown is based on the probable outcome (which reflects the maximum 100% vesting of the awards.) Assumptions used in calculating these amounts are included in Note 17 to our audited financial statements for the year ended December 31, 2016 included in the 2016 Annual Report on Form 10-K for the year ended December 31, 2016.
(3)	Amounts represent: (i) annual cash incentive payments under our 2016 annual cash incentive program; (ii) the amount earned for 2016 in relation to the cash-based portion of PSU awards granted in 2014, 2015, and 2016, based on 2016 performance goals previously set by the Compensation Committee, based on attainment of better than target level, and (iii) the portion of our NEOs’ long-term performance cash awards granted in 2014 that was earned based upon achievement of specified Company performance targets for 2016 as shown in the following table. Amounts reported for each year are based on performance in that year, even if paid subsequent to year end.

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NEO	Annual Cash Incentive	Cash for Overacheivement of 2016 Goals	Long Term Performance Cash
Mr. Vadapalli	389,409	43,163	312,525
Ms. Butcher	124,611	10,020	—
Mr. Ritter	132,053	7,251	52,500
Mr. Steinberg	149,533	9,944	72,000
Mr. Todd	140,329	7,657	55,440

(4)	Amounts are based on vested benefits under the Alaska Electrical Pension Plan (“AEPP”), a multi-employer defined benefit plan. The Company does not administer the AEPP, and the amounts provided are estimates based on the calculations of a third-party actuary retained by the Company. See the description of the pension benefits on page 45 for further details.
(5)	Mr. Vadapalli received apartment rental payments of $25,583, travel reimbursement of $25,375 for travel to the company headquarters in Anchorage from his principal residence outside of Alaska, a 401K matching contribution of $24,000, an automobile allowance of $10,500, reimbursement of moving expenses of $1,453, and a health and fitness tracker valued at $72 in 2016. Mr. Ritter received an automobile allowance of $9,600, reimbursements for travel to and from his remote worksite of $1,233, and a health and fitness tracker valued at $72 in 2016.

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Grants of Plan-Based Awards for 2016

The following table sets forth each grant of an award including equity and non-equity awards made to NEOs during the year ended December 31, 2016. Actual future payouts of non-equity incentive plan awards may vary from the estimates set forth below.

		Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of		Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)		Maximum (#)	Stock or Units (#)		Awards ($)
Anand Vadapalli	—	—	225,000	450,000	675,000	(1)	—	—		—	—		—
	3/14/2016	3/14/2016	—	—	312,525	(2)	—	—		—	—		—
	3/14/2016	3/17/2015	—	—	—		82,190	164,379	(3)	164,379	—		290,951
	3/14/2016	3/14/2016	—	—	—		176,568	353,136	(4)	353,136	—		625,051
	3/14/2016	3/14/2016	—	—	—		—	—		—	353,136	(5)	625,051
Laurie M. Butcher	—	—	72,000	144,000	216,000	(1)	—	—		—	—		—
	3/14/2016	3/14/2016	—	—	48,000	(2)	—	—		—	—		—
	3/14/2016	5/21/2015	—	—	—		5,703	11,405	(3)	11,405	—		20,187
	3/14/2016	12/15/2015	—	—	—		1,662	3,323	(3)	3,323	—		5,882
	3/14/2016	3/14/2016	—	—	—		27,119	54,237	(4)	54,237	—		95,999
	3/14/2016	3/14/2016	—	—	—		—	—		—	54,237	(5)	95,999
Randy M. Ritter	—	—	75,000	150,000	225,000	(1)	—	—		—	—		—
	3/14/2016	3/14/2016	—	—	52,500	(2)	—	—		—	—		—
	3/14/2016	3/17/2015	—	—	—		13,807	27,614	(3)	27,614	—		48,877
	3/14/2016	3/14/2016	—	—	—		29,661	59,322	(4)	59,322	—		105,000
	3/17/2016	3/14/2016	—	—	—		—	—		—	59,322	(5)	105,000
Leonard A. Steinberg	—	—	86,400	172,800	259,200	(1)	—	—		—	—		—
	3/14/2016	3/14/2016	—	—	72,000	(2)	—	—		—	—		—
	3/14/2016	3/17/2015	—	—	—		18,935	37,870	(3)	37,870	—		67,030
	3/14/2016	3/14/2016	—	—	—		40,678	81,356	(4)	81,356	—		144,000
	3/14/2016	3/14/2016	—	—	—		—	—		—	81,356	(5)	144,000
Michael R. Todd	—	—	79,200	158,400	237,600	(1)	—	—		—	—		—
	3/14/2016	3/14/2016	—	—	55,440	(2)	—	—		—	—		—
	3/14/2016	3/17/2015	—	—	—		14,580	29,160	(3)	29,160	—		51,613
	3/14/2016	3/14/2016	—	—	—		31,322	62,644	(4)	62,644	—		110,880
	3/17/2016	3/14/2016	—	—	—		—	—		—	62,644	(5)	110,880

(1)	Target cash incentive award amounts represent amounts payable under our annual cash incentive program and applicable compensation plans for performance in 2016 for each of our NEOs. Under the program, the actual incentive payments are based on the Company’s performance relative to the performance goal, as adjusted by individual performance and pro-rated for actual time served in the position. Actual awards could be as low as zero.
(2)	Amounts represent a long-term cash award granted in 2016 in conjunction with our 2016 PSU award that is eligible to be earned over three years if the Company attains the performance goals as set forth for the grant. If the Company attained the goal set forth for the 2016 PSU grant at the target level, no amount of cash would be paid. The cash incentive award would be earned only to the extent that the Company’s performance exceeds the target performance goal.
(3)	Amounts represent the 2015 grant of PSUs with respect to the applicable performance goals that were established in 2016. The grants are eligible to vest over two years based on achievement of performance goals.
(4)	Amounts represent the 2016 grant of PSUs with respect to the applicable performance goals that were established in 2016. The grants are eligible to vest over three years based on achievement of performance goals.
(5)	Amounts represent the 2016 grant of RSUs that are subject to a three-year, time-based vesting schedule.

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Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information on the NEOs’ outstanding equity awards as of December 31, 2016. The equity awards reported consist of RSUs and equity incentive plan awards that have not vested. Our NEOs did not hold any stock options as of December 31, 2016.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Anand Vadapalli	110,238	(2)	180,790	—		—
	246,568	(3)	404,372	—		—
	353,136	(4)	579,143	—		—
	—		—	246,569	(6)	404,373
	—		—	353,136	(7)	579,143
Laurie M. Butcher	17,108	(3)	28,057	—		—
	4,984	(3)	8,174	—		—
	54,237	(4)	88,949	—		—
	—		—	5,909	(5)	9,691
				17,108	(6)	28,057
	—		—	4,985	(6)	8,175
	—		—	54,237	(7)	88,949
Randy M. Ritter	18,520	(2)	30,373	—		—
	41,420	(3)	67,929	—		—
	59,322	(4)	97,288	—		—
	—		—	41,421	(6)	67,930
	—		—	59,322	(7)	97,288
Leonard A. Steinberg	24,602	(2)	40,347	—		—
	55,025	(3)	90,241	—		—
	78,806	(4)	129,242	—		—
	—		—	56,805	(6)	93,160
	—		—	81,356	(7)	133,424
Michael R. Todd	19,557	(2)	32,073	—		—
	43,740	(3)	71,734	—		—
	62,644	(4)	102,736	—		—
	—		—	43,740	(6)	71,734
	—		—	62,644	(7)	102,736

(1)	Based on the closing price on December 31, 2016 of $1.64 per share of our common stock as traded in the Nasdaq Global Market.
(2)	Represents RSUs which vested in full in the first quarter of 2017.
(3)	Represents RSUs, of which 1/2 vested on March 1, 2017 and the remaining 1/2 will vest on March 1, 2018, generally subject to continued employment.
(4)	Represents RSUs granted in 2016 of which 1/3 vested on March 1, 2017 and the remaining 2/3 will vest in substantially equal portions on the first Company business date in March of 2018 and 2019, generally subject to continued employment.

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(5)	Represents PSUs that were outstanding on December 31, 2016 and vested in full in March of 2017, upon the Compensation Committee’s determination that we achieved the previously established Company performance goal for this grant.
(6)	Represents PSUs scheduled to vest in two substantially equal installments over two years only if the Company achieves the previously established performance goals. The Compensation Committee determined that the Company’s achievement of the 2016 performance goals for this grant was sufficient for approximately 92.6% of the portion of the PSUs relating to 2016 performance to vest on March 17, 2017. The remaining 1/2 are subject to vest on or before March 31, 2018, based upon achievement of Company performance goals established by the Compensation Committee in March 2016.
(7)	Represents PSUs that were scheduled to vest in three substantially equal annual installments. The Compensation Committee determined that the Company’s achievement of the 2016 performance goals for this grant was sufficient for the 1/3 of the PSUs relating to 2016 performance to vest on March 17, 2017. The remaining 2/3 are subject to vest on or before March 31, 2018 and 2019, based upon achievement of Company performance goals previously established by the Compensation Committee.

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Option Exercises and Stock Vested in 2016

The following table sets forth information regarding stock options exercised and the RSUs and PSUs that vested for each of our NEOs in 2016. The value of restricted stock realized is based on the closing price of the shares on the vesting date. None of our NEOs held any outstanding stock options in 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anand Vadapalli	489,645	814,039
Laurie M. Butcher	40,748	70,246
Randy M. Ritter	63,846	105,782
Leonard A. Steinberg	126,008	214,021
Michael R. Todd	93,658	158,914

Pension Benefits for 2016

The following table provides information on the AEPP in which the NEOs participate, including the years of credited service, and an estimated present value of accumulated benefits as of December 31, 2016, using an interest rate of 7.5%, mortality rate assumptions from the RP-2000 Mortality Table projected 8 years from the valuation date, applies after the assumed retirement date, and a normal retirement date age of 58. The amounts shown on the table are estimates provided by a third-party actuary retained by the Company. Vested participants will receive a monthly benefit upon retirement, payable for life, based on the contributions made on the participant’s behalf.

The AEPP is a non-contributory, multi-employer, defined benefit pension plan administered by a board of trustees. The Company makes contributions on behalf of employees in accordance with schedules based on wage rates and job classifications. We do not include the present value of accumulated benefits under the AEPP in our audited financial statements.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Anand Vadapalli	AEPP	9.00	105,319	—
Laurie M. Butcher	AEPP	21.00	346,422	—
Randy M. Ritter	AEPP	3.00	46,220	—
Leonard A. Steinberg	AEPP	17.00	323,931	—
Michael R. Todd	AEPP	8.00	82,290	—

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EMPLOYMENT ARRANGEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following pages provide individual compensation narrative for each of our NEOs.

Anand Vadapalli

We entered into an Amended and Restated Employment Agreement with Anand Vadapalli, our President and CEO, effective August 5, 2015 (“Agreement”). The Agreement provides for an employment period through June 30, 2018 with successive, automatic extensions for one-year periods thereafter unless notice of an intention to terminate the Agreement is provided by either party at least 180 days before the end of the then-current term. No change was made to annual base salary of $450,000 from the previous agreement. Mr. Vadapalli is eligible for target annual cash incentive compensation of not less than his base salary, with the actual amount to be determined each year based on achievement of annual performance objectives set by the Compensation Committee. Mr. Vadapalli is also eligible to receive long-term incentive compensation in the form of time-vested RSUs, PSUs or other equity based awards, or a combination of equity and performance-based cash awards other than the annual cash incentives. To align the interests of Mr. Vadapalli with those of our shareholders, the annual long-term awards will be guided by the principle that these awards are not less than twice the value of his annual base salary. However, the specific quantity and type of long-term awards will be determined annually by the Compensation Committee on the terms and schedule approved by the Board, based on accomplishment of performance objectives set by the Board and subject to the terms of an individual grant award agreement.

The Agreement provides for reimbursement of reasonable travel expenses between Mr. Vadapalli’s residence outside the state of Alaska and the Company headquarters or other appropriate business location. Mr. Vadapalli is also reimbursed for reasonable living expenses while Mr. Vadapalli is working away from his principal residence outside the state of Alaska, up to $2,500 per month. The Agreement includes a monthly automobile allowance, which is generally available to all Company officers.

Mr. Vadapalli’s Agreement provides that in the event of termination by the Company “without cause” or resignation by Mr. Vadapalli for “good reason,” as those terms are defined in his Agreement, Mr. Vadapalli is entitled to receive post-termination benefits as follows: (i) a cash payment equal to the sum of his base salary plus his target annual cash incentive; (ii) any unpaid cash incentive payment for the last full year of his employment, plus a prorated cash incentive payment for the last partial year of his employment; (iii) time-vested cash or stock-based awards will continue to vest in accordance with their scheduled vesting periods and performance-based awards will continue to vest subject to satisfaction of the applicable performance conditions; (iv) monthly payments for up to one year equal to COBRA health insurance premiums in certain circumstances; and (v) reimbursement for relocation expenses up to $50,000 and reimbursement for realtor commissions on the sale of his residence up to $50,000, subject to certain conditions.

In the event Mr. Vadapalli’s employment is terminated by the Company “without cause” or he resigns for “good reason” in connection with a change in control of the Company, severance payments include: (i) a cash payment equal to two times the sum of his base salary plus his target annual cash bonus; (ii) any unpaid cash incentive payment for the last full year of his employment, plus a prorated cash incentive payment for the last partial year of his employment; (iii) accelerated vesting of all unvested equity awards; (iv) monthly payments equal to COBRA health insurance payments for up to 18 months, plus another 6 months at the average rate paid for the prior 18 months under certain circumstances; and (v) reimbursement for relocation expenses up to $50,000 and reimbursement for realtor commissions on the sale of his residence up to $50,000, subject to certain conditions.

Should Mr. Vadapalli’s employment terminate due to death or disability, as such terms are defined in his Agreement, Mr. Vadapalli, or his estate, would be eligible to receive: (i) his base salary prorated to the date of death or cessation of active work due to disability; (ii) any unpaid cash incentive payment for the last full year of his employment, plus a prorated cash incentive payment for the last partial year of his employment; and (iii) for awards granted in or after 2013, time-vested awards will accelerate and vest upon termination and performance-based awards will continue to vest subject to satisfaction of the applicable performance conditions.

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Mr. Vadapalli is subject to customary non-competition and non-solicitation restrictive covenants during his employment with the Company and for a period of two years and one year, respectively, thereafter. The following table sets forth the payments and benefits Mr. Vadapalli would have received, assuming a termination of his employment in the following scenarios on December 31, 2016.

Name	Benefit	Termination Without Cause or for Good Reason		Death or Disability		Termination without Cause or for Good Reason In Connection with Change in Control(7)
Anand Vadapalli	Severance
	Base Salary Component	$900,000		$—		$1,800,000
	Annual Incentive Component	389,409		389,409		389,409
	Long-Term Performance Cash	355,688	(1)	355,688	(1)	208,350	(2)
	Accelerated Vesting of Equity	2,132,991	(3)	2,132,991	(3)	2,147,818	(4)
	Other Benefits	119,614	(5)	—		139,228	(6)
	Total	$3,897,702		$2,878,088		$4,684,805

(1)	Includes long-term performance cash awards that would be payable based on achievement of Company goals for 2016.
(2)	Includes long-term performance cash awards that would be payable in a termination in connection with a change in control, as defined in Mr. Vadapalli’s Agreement.
(3)	Includes RSU and PSU awards estimated to be payable pursuant to the terms of Mr. Vadapalli’s Agreement on December 31, 2016. The amount was calculated using the estimated total number of units multiplied by the closing price on December 31, 2016 of $1.64 per share of our common stock as traded in the Nasdaq Global Market. The actual amount payable under these awards can be determined only at the time the award would be paid.
(4)	Includes RSU and PSU awards estimated be payable in connection with a change in control pursuant to the terms of Mr. Vadapalli’s Agreement on December 31, 2016. The amount was calculated using 100% of the total number of unvested units, assuming the achievement of performance goals would have been unknown, multiplied by the closing price on December 31, 2016 of $1.64 per share of our common stock as traded in the Nasdaq Global Market. The actual amount payable under these awards can be determined only at the time the award would be paid.
(5)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination, reimbursement of up to $50,000 each for realtor commission and relocation costs within the contiguous United States are paid.
(6)	Assumes COBRA health insurance coverage is reimbursed for the maximum period of 24-months following termination, and reimbursement of $50,000 each for realtor commission and relocation costs within the contiguous United States are paid.
(7)	Upon a change in control, payments (or portions thereof) to Mr. Vadapalli determined to constitute an “excess parachute payment” may be reduced to the maximum amount that would be tax deductible by the Company pursuant to Sections 280G and 4999 of the Code. Upon a hypothetical December 31, 2016, change in control, this amount would have been reduced to reflect the maximum amount that would be tax deductible by the Company pursuant to Sections 280G and 4999 of the Code. Based upon our internal review of the estimated payment amounts, we believe that no payments to Mr. Vadapalli would have been subject to reduction under Sections 280G and 4999 of the code.

Other NEOs

Laurie M. Butcher

Ms. Butcher serves as our Senior Vice President, Finance. Her 2016 compensation included an annual base salary of $240,000 and a target annual cash incentive of $144,000. Ms. Butcher is also eligible to receive annual long-term compensation consisting of awards of RSUs and PSUs with a total grant value equal to approximately 80% of her base salary.

Randy M. Ritter

Mr. Ritter serves as our Senior Vice President, Shared Services. His 2016 compensation included an annual base salary of $250,000 and a target annual cash incentive of $150,000. Mr. Ritter is also eligible to receive annual long-term incentive compensation consisting of awards of equity and performance cash with a total grant value of approximately 84% of his base salary.

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Leonard A. Steinberg

Mr. Steinberg serves as our Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary. His 2016 compensation included an annual base salary of $288,000 and a target annual cash incentive of $172,800. Mr. Steinberg is eligible to receive annual long-term incentive compensation consisting of awards of equity and performance cash, with a total grant value of approximately 100% of his base salary.

Michael R. Todd

Mr. Todd serves as our Senior Vice President, Consumer Market. His 2016 compensation included an annual base salary of $264,000 and a target annual cash incentive of $158,400. Mr. Todd is also eligible to receive annual long-term incentive compensation consisting of awards of RSUs and PSUs, with a total grant value of approximately 84% of his base salary.

The NEOs are also eligible to receive other benefits including paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan that are generally available to substantially all of our employees.

Severance and Other Benefits for our NEOs, other than the CEO

Upon a termination by the Company “without cause” or resignation by the NEO for “good reason,” our NEOs are entitled to post-termination severance pay and benefits in accordance with the Company’s Officer Severance Policy. The Officer Severance Policy provides severance pay and benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the policy. Severance pay and benefits includes a cash payment of 1.6 times the NEO’s annual base salary and reimbursement for federal COBRA health insurance coverage for the NEO and the NEO’s family for up to one year, if the NEO’s employment is terminated by the Company “without cause” or the NEO resigns for “good reason”. In the event the NEOs employment is terminated by the Company “without cause” or the NEO resigns for “good reason” in connection with a change in control of the Company, severance pay and benefits include a cash payment of two times the NEO’s annual base salary, reimbursement for federal COBRA health insurance coverage for the NEO and the NEO’s family for up to one year under certain circumstances, and accelerated vesting or pay out of all unvested long-term incentive awards, whether equity or cash, held by the NEO at the time of termination of the NEO’s employment. The receipt of severance pay and benefits by the NEO is subject to compliance with customary non-competition and non-solicitation covenants during the period that the NEO is entitled to receive such benefits.

In the event of the death or disability of the NEO while employed by the Company, the NEO or the NEO’s estate would be eligible to receive a prorated annual cash incentive payment. No other incentive compensation, unvested equity compensation or bonus will be deemed to have been earned or paid for the final year or partial year of employment following a death or disability.

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The following table sets forth the payments and benefits our NEOs, other than Mr. Vadapalli, would have received, assuming a termination of employment in the following scenarios on December 31, 2016.

Name	Benefit	Termination Without Cause or for Good Reason		Death or Disability		Termination without Cause or for Good Reason In Connection with Change in Control
Laurie M. Butcher	Severance
	Base Salary Component	$384,000		$—		$480,000
	Annual Incentive Component	124,611		124,611		—
	Long-Term Performance Cash	—		10,020	(1)	—
	Accelerated Vesting of Equity	—		258,723	(2)	260,052	(3)
	Other Benefits	19,663	(4)	—		19,663	(4)
	Total	$528,274		$393,354		$759,715
Randy M. Ritter	Severance
	Base Salary Component	$400,000		$—		$500,000
	Annual Incentive Component	132,053		132,053		—
	Long-Term Performance Cash	—		59,751	(1)	35,000	(5)
	Accelerated Vesting of Equity	—		358,318	(2)	360,808	(3)
	Other Benefits	19,614	(4)	—		19,614	(4)
	Total	$551,667		$550,122		$915,422
Leonard A. Steinberg	Severance
	Base Salary Component	$460,800		$—		$576,000
	Annual Incentive Component	149,533		149,533		—
	Long-Term Performance Cash	81,944		81,944	(1)	48,000	(5)
	Accelerated Vesting of Equity	482,998		482,998	(2)	486,414	(3)
	Other Benefits	19,663	(4)	—		19,663	(4)
	Total	$1,194,938		$714,475		$1,130,077
Michael R. Todd	Severance
	Base Salary Component	$422,400		$—		$528,000
	Annual Incentive Component	140,329		140,329		—
	Long-Term Performance Cash	—		63,097	(1)	36,960	(5)
	Accelerated Vesting of Equity	—		378,383	(2)	381,013	(3)
	Other Benefits	19,614	(4)	—		19,614	(4)
	Total	$582,343		$581,809		$965,587

(1)	Includes long-term performance cash awards that would be payable based on achievement of Company goals for 2016.
(2)	Includes RSU and PSU awards estimated to be payable pursuant to the terms of the Officer Severance Policy on December 31, 2016. The amount was calculated using the estimated total number of units multiplied by the closing price on December 31, 2016 of $1.64 per share of our common stock as traded in the Nasdaq Global Market. The actual amount payable under these awards can be determined only at the time the award would be paid.
(3)	Includes RSU and PSU awards estimated to be payable in connection with a change in control pursuant to the terms of the Officer Severance Policy on December 31, 2016. The amount was calculated using the 100% of the total number of unvested units, assuming the achievement of performance goals would have been unknown, multiplied by the closing price on December 31, 2016 of $1.64 per share of our common stock as traded in the Nasdaq Global Market. The actual amount payable under these awards can be determined only at the time the award would be paid.
(4)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.
(5)	Includes long-term performance cash awards that would be payable in connection with a change in control, as defined in the Officer Severance Policy

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PROPOSAL 3: ADVISORY APPROVAL ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with SEC rules, our shareholders have the opportunity to cast a non-binding vote on how often the Company should include an advisory vote on named executive officer compensation in its proxy materials for future annual and other meetings for which the Company must include executive compensation information. This non-binding, advisory vote provides shareholders the opportunity to indicate whether they prefer an advisory vote every year, every two years, or every three years. Shareholders may also abstain from voting.

The Board believes that these votes should continue to occur every year so shareholders may annually express their views on our executive compensation program. The Board values the feedback it receives from shareholders and will continue to consider the outcome of these votes in making executive compensation decisions.

Vote Required. The option that is selected by a plurality of the Present Shares casting a vote on this proposal will be the option considered to be recommended by shareholders for the purposes of this advisory vote.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that shareholders vote For “EVERY YEAR” on the frequency of future advisory votes on executive compensation.

PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED 2011 INCENTIVE AWARD PLAN

General

We are asking our shareholders to approve an amendment to the Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan, as amended (the “2011 Plan”), in order to (i) increase the number of shares reserved for future issuance under our 2011 Plan by 5,140,000, (ii) cap the aggregate amounts of stock and cash-based awards, taken together with cash fees, that may be granted to any non-employee member of the Board of Directors in a calendar year, solely with respect to his or her service as a director at $600,000, and (iii) to describe the minimum vesting terms that apply to future awards granted under the 2011 Plan.

On April 2, 2017, the Compensation Committee recommended and the full Board has adopted, subject to shareholder approval, the following amendments to the 2011 Plan:

1.	The share reserve has been increased by 5,140,000 shares of stock. Our shareholders have previously authorized us to issue under the 2011 Plan up to 7,676,746 shares.

We believe that in order to successfully attract and retain the best possible candidates, we must continue to offer a competitive equity incentive program. As of December 31, 2016, there were 1,682,922 shares of our stock remaining available for future grant of stock awards under the 2011 Plan, a number that is insufficient to meet our anticipated needs for the next 3 years.

2.	The 2011 Plan allows for grants of cash-based and stock-based awards to non-employee members of the Board for their services as directors. The 2011 Plan has been amended to cap the aggregate amounts of stock and cash-based awards, taken together with cash fees, that may be granted under the 2011 Plan to any non-employee member of the Board in any calendar year, solely with respect to his or her service as a director at $600,000.

We are seeking shareholder approval of award limitations for non-employee members of our Board in order to establish meaningful and appropriate guidelines regarding their compensation.

3.	Minimum vesting requirements have been added for most grants made under the 2011 Plan, which mandate a vesting period of at least one year for grants of time-based awards.

We are seeking shareholder approval of minimum vesting and issuance requirements for time-based grants to prevent grants under the plan that may result in awards with no retention incentives.

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4.	Minimum vesting requirements have been added for most grants made under the 2011 Plan mandating a performance period of not less than one year for performance-based awards.

We are seeking shareholder approval of minimum vesting and issuance requirements for performance-based grants to prevent grants under the plan that may result in awards with no performance incentives.

The information provided in this Proposal 4 is intended to assist our shareholders in deciding how to cast their votes on the second amendment to the 2011 Plan. This overview and the discussion of the 2011 Plan and its benefits set forth in this proxy statement are qualified in their entirety by reference to the full text of the 2011 Plan, which is set forth in Appendix A to this proxy statement. If this Proposal 4 is not approved by our shareholders, the second amendment to the 2011 Plan will not become effective, but the 2011 Plan will remain in effect in accordance with its present terms.

Background and Purpose

The Board originally adopted the 2011 Plan in March of 2011, and it was subsequently approved by our shareholders at the Annual Meeting held on June 10, 2011. The 2011 Plan was then amended by the Board in March of 2014, and the first amendment was approved by the shareholders on June 10, 2014. As amended and restated, the 2011 Plan provided that up to 7,676,746 shares of our common stock would be made available to be issued or transferred as awards under the 2011 Plan. All remaining shares that had been previously allocated to the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan and the ACS 1999 Non-Employee Director Stock Compensation Plan (“Prior Plans”) were transferred to the 2011 Plan. To the extent that any outstanding awards under the Prior Plans are forfeited or expire or such awards are settled in cash, such shares will again be made available for future grants under the 2011 Plan. No awards have been granted under the Prior Plans since June 10, 2011 and all future awards will be granted under the 2011 Plan.

The 2011 Plan is intended to promote the interests of Company and its shareholders by providing the employees and consultants of the Company and members of the Board with incentives and rewards to encourage them to continue in the service of the Company and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

Your approval of this Proposal 4 will provide us with the basis for future long-term equity incentive compensation awards.

Determination of Share Increase

In making its recommendation to the Board to increase the 2011 Plan share reserve by 5,140,000 shares, the Compensation Committee reviewed analyses that included our historical annual grant rates, total potential dilution under the 2011 Plan, and the value of awards granted and available for future grant. The Compensation Committee also considered the policies of proxy advisory services and various institutional investors. Specifically, the Compensation Committee considered that:

Shares (1)	Share Allocation	Average Award Value (2)	Shareholder Value Transfer (SVT) ($)	SVT as % of Market Value	Voting Power Dilution
New Shares	5,140,000	1.67	8,583,800	9.6	8.17
Available Shares in Plan	1,682,922	1.67	2,810,480	3.1	2.68
Unvested Grants in Plan	2,747,773	1.67	4,588,781	5.1	4.37
Total Shares	9,570,695	—	15,983,061	17.9	15.22

(1)	Shares under the 2011 Plan as of 12/31/2016.
(2)	Based on a 200-day average trading price of one share of our common stock on March 1, 2017.

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•	In 2016, 2015, and 2014, we granted awards representing approximately 1,728,227, 2,342,509 and 1,246,336 shares, respectively. We believe that our grant amounts represent a burn rate within acceptable industry standards for a company of our size and sector.

•	The total aggregate value of the additional 5,140,000 shares being requested (i.e., excluding shares remaining available for grant under the 2011 Plan), is roughly $8.58 million based on the 200-Day average price of one share of common stock as of March 1, 2017. If we do not increase the shares available for issuance under our 2011 Plan, then based on historical usage rates of shares, we would expect to exhaust the share limit under our 2011 Plan by July 2017, at which time we would lose an important compensation tool aligned with shareholder interests to attract, motivate and retain highly qualified talent.

•	If the increase in shares is approved, based on historical and expected usage, we estimate that the newly replenished 2011 Plan would be sufficient for approximately three years of awards; noting, however that future circumstances may require us to change our current equity grant practices. Based on the foregoing, we expect that we would likely require an additional increase to the share reserve under the 2011 Plan before the end of 2020 (again, the share reserve could last a longer or shorter period of time depending on the future price of our shares, future award levels/amounts and other unpredictable events).

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to our ability to attract and retain employees in the competitive labor markets in which we compete, the Board believes that the size of the increased share reserve under the 2011 Plan is reasonable and appropriate at this time.

As of December 31, 2016, there were approximately 2,747,773 shares subject to outstanding unvested RSU and PSU awards under our stock plans with a weighted average remaining years to vest of 1.36, and vested deferred awards for our non-employee directors with respect to roughly 277,837 shares. In addition, as of December 31, 2016, there were no stock options. As mentioned above, there were 1,682,922 shares remaining available for future grants under the 2011 Plan.

As of April 1, 2017, the value of one share of ALSK common stock traded on the Nasdaq was $1.85.

If our shareholders do not approve this proposal, the 2011 Plan will remain in effect as amended and restated on June 10, 2014. In that case, we would not be able to continue to offer equity as a portion of our compensation program. We anticipate that we will have difficulty attracting, retaining, and motivating employees, consultants, officers and directors if we are unable to make equity awards. In addition, we believe that equity awards are an effective compensation vehicle because they offer significant potential value with a smaller impact on current income and cash flow.

Section 162(m) of the Code

The 2011 Plan is designed to permit the grant of awards that are intended to qualify as “performance-based compensation” not subject to the $1,000,000 deductibility cap under Section 162(m), however, there is no guarantee that amounts payable under the 2011 Plan will be treated as qualified “performance-based compensation” under Section 162(m). The Compensation Committee believes that the tax deduction is only one of several relevant considerations in setting compensation. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise the company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of awards under the Plan may result in compensation that is not deductible for federal income tax purposes. In general, under Section 162(m), for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to the Company’s chief executive officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s chief financial officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that when the Company has discretion in setting performance goals under which compensation may be paid the material terms of the performance goals must be disclosed to and approved by the Company’s shareholders at least once every five years. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation; (ii) a description of the business criteria on which the performance goal is based; and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the 2011 Plan, each of these aspects is discussed below, and, as noted above, approval of the 2011 Plan itself will constitute approval of each of these aspects of the 2011 Plan for purposes of the approval requirements of Section 162(m).

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Description of the 2011 Plan (as proposed to be amended).

Administration. The Compensation Committee (or another committee or sub-committee of the Board assuming the functions of the Compensation Committee in the future) administers the 2011 Plan in accordance with its terms. The Compensation Committee has the authority to interpret the 2011 Plan, determine the types and number of awards, the number of shares to be awarded, to approve all awards made under the 2011 Plan, and carry out other functions as set forth in the 2011 Plan. To the extent allowed by law, the Compensation Committee may delegate the authority to grant awards or take other administrative actions under the 2011 Plan to certain officers of the Company, subject to the limitations and restrictions set by the Compensation Committee or the Board. Notwithstanding its authority to delegate, the full Board must administer the 2011 Plan with respect to awards granted to non-employee directors.

Share Counting Provisions. In general, only when awards granted under the 2011 Plan expire, lapse, are cancelled, or paid in cash, the shares reserved for those awards are returned to the share reserve and available for future issuance under the 2011 Plan. The 2011 Plan does not allow the share pool available for incentive grants to be recharged or replenished with shares that:

1.	are tendered or withheld to satisfy exercise price or withholding obligations;

2.	are subject to a stock appreciation right but are not issued in connection with the stock settlement of the stock appreciation right; or

3.	the Company purchases on the open market with cash proceeds from the exercise of options that may be granted under the 2011 Plan.

Eligibility. Awards may be made to individuals who are directors, officers, employees or consultants of the Company, or any of its subsidiaries, as defined in the 2011 Plan, and as determined by the Compensation Committee. The 2011 Plan contains annual limits on grants to eligible individuals for options and stock appreciation rights of a maximum of one million five hundred thousand (1,500,000) aggregate shares and a maximum of one million (1,000,000) aggregate shares for grants other than options and stock appreciation rights. The maximum aggregate cash amount that may be paid to any eligible individual under the 2011 Plan during any calendar year is five million dollars ($5,000,000)

Limitation on Grants to Non-Employee Directors. Awards granted under the Plan or otherwise during any one calendar year to any non-employee director, solely with respect to his or her service to the Board, taken together with any cash fees paid by the Company to such Non-Employee Director during such calendar year for service on the Board, will not exceed $600,000 based on the aggregate value of cash and the fair market value of any stock-based awards, in each case determined as of the date of grant.

Plan Minimum Vesting or Issuance Requirements. Awards granted to participants pursuant to the 2011 Plan that are subject to vesting or issuance solely based on such participant’s continued service without a termination in service may not vest in full or be issued earlier than the one-year anniversary of the grant date, and awards that are subject to vesting or issuance based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year.

Certain “Vesting Exceptions” to the minimum vesting requirements apply, however:

The committee may grant full value awards resulting in the issuance of shares of up to 5% of the maximum aggregate number of shares of stock authorized for issuance under the plan (the “5% Limit”) to employees or non-employee directors without respect to the minimum vesting requirements in the plan.

In addition, the committee’s ability to discretionarily accelerate the vesting of full value awards, and the vesting in full of options and stock appreciation rights, is subject to the 5% Limit, except that the committee may discretionarily accelerate awards without regard to the 5% Limit: (i) in connection with a merger or similar transaction under the plan (including an additional or subsequent event, such as termination following such a transaction); (ii) a participant’s death or disability; or (iii) a participant’s retirement. The committee may accelerate the vesting of full value awards such that the minimum vesting requirements still must be met, without such vesting acceleration counting toward the 5% Limit.

The 5% Limit is considered one aggregate limit applying to the granting of full value awards to employees or non-employee directors without respect to the plan’s minimum vesting requirements and to the discretionary vesting acceleration of awards.

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Stock Distributed. Share distributed pursuant to awards may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased on the open market. The Company currently intends to first use treasury shares, rather than issuing additional shares.

Types of Awards. The 2011 Plan authorizes the grant of the following types of incentive awards to eligible individuals: a performance award (which may include, but is not limited to, a performance award that is paid in cash, PSUs or a combination of both); restricted stock award; restricted stock unit award; dividend equivalent award, deferred stock award; deferred stock unit award; stock payment award; a stock appreciation right, or stock option; any of which may be awarded in accordance with the terms of the 2011 Plan. Awards to eligible individuals shall be subject to the terms of an individual award agreement between the Company and the individual. Awards to non-employee directors of the Company will be subject to the terms of the Non-Employee Director Compensation Policy, which must be approved by the full Board, and may be modified from time to time by the Board in the future.

Performance Awards. Performance Awards include any of the awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals (including performance stock units and cash incentive awards). Performance Awards may be made by the Compensation Committee to any eligible individual under the 2011 Plan. The Compensation Committee will determine the specific performance goals and criteria to be applied to determine vesting of each award, and the time periods over which performance will be measured. Performance Awards only vest if the specific performance goals or criteria are met, and may be paid to the recipient as cash incentive payments, shares of stock or a combination of cash and shares, as determined by the Compensation Committee. Performance Awards are forfeited if the performance goals (as defined by the Compensation Committee), are not satisfied by the conclusion of the performance period set by the Compensation Committee.

The Compensation Committee will determine whether specific Performance Awards are intended to constitute “qualified performance-based compensation,” or “QPBC,” within the meaning of Section 162(m). To qualify as QPBC, the applicable performance criteria will be selected from the list below in accordance with the requirements of Section 162(m). Section 162(m) imposes a $1 million cap on the compensation deduction that the Company may take in respect of compensation paid to our Chief Executive Officer and our next three most highly compensated employees (other than our Chief Financial Officer). However, compensation that qualifies as QPBC is excluded from the calculation of the $1 million cap, and thus remains deductible.

In order to constitute QPBC under Section 162(m), in addition to certain other requirements, the relevant amounts must be payable only upon the attainment of pre-established, objective performance goals set by our Compensation Committee and linked to shareholder-approved performance criteria. For purposes of the 2011 Plan, one or more of the following performance criteria will be used in setting performance goals applicable to QPBC, either for the entire Company or a subsidiary, division, business unit, business line, affiliated business in which the Company has an equity or financial interest, or an individual, and may be used in setting performance goals applicable to other performance awards: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) period end liquidity position; (viii) return on assets (including on net assets); (ix) return on capital, including cash flow return on capital; (x) return on shareholders’ equity; (xi) total shareholder return; (xii) return on sales; (xiii) gross or net profit or operating margin; (xiv) costs; (xv) funds from operations; (xvi) expenses; (xvii) working capital; (xviii) earnings per share; (xix) adjusted earnings per share; (xx) price per share of common stock; (xxi) regulatory body approval for commercialization of a product; (xxii) implementation or completion of critical projects; (xxiii) market share; and (xxiv) economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices. The 2011 Plan also permits the plan administrator to provide for objectively determinable adjustments to the applicable performance criteria in setting performance goals for QPBC awards.

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Restricted Stock. The Compensation Committee may make awards of restricted stock to eligible individuals in such amounts and at purchase prices to be established by the Compensation Committee in connection with each award. Such awards will be subject to restrictions and other terms and conditions as are established by the Compensation Committee. Upon issuance of restricted stock, recipients generally have the rights of a shareholder with respect to such shares, subject to the limitations and restrictions established by the Compensation Committee in the award program or the individual award agreement. Such rights generally include the right to receive dividends and other distributions in relation to the award.

Restricted Stock Units. The 2011 Plan authorizes awards of restricted stock units to eligible individuals in amounts and at purchase prices and upon such other terms and conditions as are established by the Compensation Committee for each award. Restricted stock unit awards entitle recipients to acquire shares of the Company’s stock in the future under certain conditions. No dividends are accumulated or paid in regard to restricted stock units until they vest. Unless otherwise determined by the Compensation Committee, restricted stock unit awards will be forfeited immediately if the participant ceases providing services for the Company before the award has vested. In addition, holders of restricted stock units generally have no rights of ownership or as shareholders in relation to the award, unless and until the restrictions lapse and the restricted stock unit award vests in accordance with the terms of the grant.

Dividend Equivalents. Dividend equivalents may be granted by the Compensation Committee based on the dividends declared on common stock of the Company between the date of the award and the date that the award vests, is exercised, distributed or expires. Dividend equivalents are converted to cash or additional shares of stock based on terms and limitations established by the Compensation Committee and are only paid out to the extent that the award vests. In addition, dividend equivalents with respect to an award with performance-based vesting that are based on dividends paid prior to the vesting of such award will only be paid out to the holder to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests. No dividend equivalents are payable with respect to options or stock appreciation rights.

Deferred Stock and Deferred Stock Units. Under the 2011 Plan, the Compensation Committee may grant deferred stock or deferred stock units to an eligible participant on such terms and conditions, and subject to a vesting schedule, as may be determined by the Compensation Committee. Unless otherwise provided by the Compensation Committee, a holder of deferred stock or deferred stock units has no rights as a Company shareholder until such time as the award vests, all applicable conditions have been satisfied, and the stock has been issued to the holder.

Stock Payments. The Compensation Committee is authorized to make stock payments to any eligible individual under the 2011 Plan. Stock payments may be made in lieu of base salary, cash incentives, fees or other cash compensation otherwise payable to the recipient. The number or value of shares to be awarded, conditions and criteria for vesting, and the vesting schedule, will be set by the Compensation Committee. Holders of stock payment awards have no rights as a shareholder until the stock payment has vested and the shares underlying the award have been issued.

Stock Appreciation Rights. The Compensation Committee is authorized to grant stock appreciation rights to eligible recipients in its discretion, on such terms and conditions as it may determine, consistent with the 2011 Plan. A stock appreciation right entitles the holder to exercise the stock appreciation right to acquire shares of the Company’s stock upon exercise within a specified time period from the date of the grant. Subject to the provisions of the stock appreciation right award agreement, the recipient may receive from the Company an amount determined by multiplying the difference between the price per share of the stock appreciation right and the value of the share on the date of exercise by the number of shares of common stock subject to the award. The maximum term for which stock appreciation rights may be exercisable under the 2011 Plan is ten years.

Stock Options. The exercise price per share for each stock option shall be set by the Compensation Committee, but shall not be less than the fair market value on the date of the grant (or 110% of the price of an incentive stock option in the case of an individual who, on the date of the grant, owns or is deemed to own shares representing more than 10% of the stock of the Company). The term of any option award may not be longer than ten years (or five years in the case of an incentive stock option granted to a 10% shareholder of the Company). The Compensation Committee will determine the time period for exercise of each award, including the time period for exercise following a termination of service by the recipient, subject to the ten-year limitation.

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Incentive Stock Options. Incentive stock options may be granted only to employees of the Company. No person who qualifies as a greater-than-10% shareholder of the Company may be granted an incentive stock option, unless such incentive stock option conforms to the applicable provisions of Section 422 of the Code.

Non-Qualified Stock Options. With the consent of the holder, the Compensation Committee is authorized to modify any incentive stock option granted under the 2011 Plan to disqualify the option from treatment as an incentive stock option under Section 422 of the Code.

Prohibition on Re-pricing. Under the 2011 Plan, the Compensation Committee may not, without the approval of the shareholders of the Company, authorize the re-pricing of any outstanding option or stock appreciation right to reduce its price per share, or cancel any option or stock appreciation right in exchange for cash or another award when the price per share exceeds the Fair Market Value (as that term is defined in the 2011 Plan) of the underlying shares

Change in Control. In general, notwithstanding a Change in Control event (as that term is defined in the 2011 Plan), each outstanding award shall continue in effect or be assumed or an equivalent award substituted by the successor corporation. No single-trigger vesting acceleration applies under the 2011 Plan in connection with a change in control. However, in the event the successor corporation refuses to assume or substitute for the award the Compensation Committee shall cause any or all of such awards to become fully exercisable immediately prior to the consummation of the transaction and all forfeiture restrictions to lapse, and so notify the holder. Regardless of any Change in Control, no adjustment or other action will be authorized for awards that are intended to qualify as QPBC, which would cause such awards to fail to continue to qualify as QPBC, unless the Compensation Committee determines that the award shall not qualify, and no adjustment will be authorized that would cause the 2011 Plan to violate Section 422(b)(1) of the Code, or would result in short swing profits under Section 16 of the Exchange Act, or violate the exemptive conditions of Rule 16b-3 under the Exchange Act, unless the Compensation Committee determines the award is not to comply.

Certain Transactions. The Compensation Committee has broad discretion to equitably adjust the provisions of the 2011 Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the Compensation Committee will make equitable adjustments to the 2011 Plan and outstanding awards.

Amendment and Termination. The Compensation Committee or the Board may amend, modify, suspend or terminate the 2011 Plan, as it deems necessary or appropriate in the best interests of the Company, without the approval of shareholders. However, the Compensation Committee must obtain the consent of any award holder before taking any action that impairs any rights or obligations of the holder (unless the award expressly provides otherwise). Further, it may not, without the approval of the Company’s shareholders, make any amendment to the 2011 Plan that would: (i) increase the limits on the maximum number of shares that may be issued under the 2011 Plan; (ii) decrease the share price on outstanding stock option or stock appreciation right granted under the 2011 Plan; or (iii) cancel any stock option or stock appreciation right in exchange for cash or another award when the option or stock appreciation right price per share exceeds the fair market value of the underlying shares.

Forfeiture and Clawbacks. The 2011 Plan provides the Compensation Committee with the authority to require, in an award agreement made under the 2011 Plan or otherwise, that an individual in receipt of any award agree that any proceeds, gains or other economic benefit obtained in connection with any award, must be repaid to the Company (and the award shall terminate and any exercisable portion be forfeited), if the holder is terminated for cause (as such term is defined by the Compensation Committee), or violates a non-competition requirement applicable to the individual. In addition, all awards made under the 2011 Plan are subject to any “clawback” requirements imposed by law or a “Clawback Policy” adopted by the Compensation Committee, as such laws or Company policy may be amended from time to time in the future.

Federal Income Tax Considerations. The following discussion summarizes the federal income tax consequences with respect to awards made under the 2011 Plan, as well as certain tax considerations with respect to the Company’s ability to deduct payments made in connection with the 2011 Plan. This summary is not intended to be a complete and accurate statement of applicable law, nor does it address state, local or foreign tax considerations. It is intended for the information of shareholders considering how to vote with respect to the 2011 Plan and not as tax guidance to participants in the 2011 Plan. Different tax rules may apply to specific individuals and transactions under the 2011 Plan.

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Stock Options. A participant does not realize ordinary income on the grant of a stock option. Upon exercise of a non-qualified stock option, the participant will realize ordinary income equal to the excess of the fair market value of the shares over the option exercise price. The cost basis of the shares acquired for capital gain treatment is their fair market value at the time of exercise. Upon exercise of an incentive stock option, the excess of the fair market value of the shares acquired over the option exercise price will be an item of tax preference to the participant, which may be subject to an alternative minimum tax for the year of exercise. If no disposition of the shares is made within two years from the date of granting of the incentive stock option or within one year after the transfer of the shares to the participant, the participant does not realize taxable income as a result of exercising the incentive stock option; the tax basis of the shares received for capital gain treatment is the option exercise price; any gain or loss realized on the sale of the shares is long-term capital gain or loss. If the participant disposes of the shares within the two-year or one-year periods referred to above, the participant will realize ordinary income at that time in an amount equal to the excess of the fair market value of the shares at the time of exercise (or the net proceeds of disposition, if less) over the option exercise price. For capital gain treatment on such a disposition, the tax basis of the shares will be their fair market value at the time of exercise.

Stock Appreciation Rights. No ordinary income will be realized by a participant in connection with the grant of a stock appreciation right. When the stock appreciation right is exercised, the participant will realize ordinary income in an amount equal to the sum of the amount of any cash received and the fair market value of the shares or other property received upon the exercise.

Restricted Stock, Performance and Restricted Stock Unit Awards. The participant will not realize ordinary income on the grant of a restricted stock award (or a Performance Award if the shares are issued on grant), but will realize ordinary income when the shares subject to the award become vested in an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code, to include as ordinary income in the year the shares are granted, an amount equal to the excess of (i) the fair market value of the shares on the date of issuance, over (ii) the purchase price, if any, paid for the shares. If the Section 83(b) election is made, the participant will not realize any additional taxable income when the shares become vested.

The participant will not realize ordinary income on the grant of a restricted stock unit award (or a Performance Award under which shares are not issued on grant) but will realize ordinary income when the shares subject to the award are issued to the participant after they become vested. The amount of ordinary income will be equal to the excess of (i) the fair market value of the shares on the date they are issued over (ii) the purchase price, if any, paid for the award.

Upon disposition of shares acquired under a restricted stock award, Performance Award or restricted stock unit award, the participant will realize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount realized as ordinary income upon grant (or vesting) of the shares.

Company Tax Deduction. The Company generally will be entitled to a tax deduction in connection with an award under the 2011 Plan, subject to the provisions of Section 162(m), in an amount equal to the ordinary income realized by a participant and at the time the participant realizes such income (for example, on the exercise of a nonqualified stock option). As noted above, Section 162(m) may limit the deductibility of compensation paid to the Company’s CEO and to each of the next three most highly compensated executive officers other than the Chief Financial Officer. The annual compensation paid to any of these executives will be deductible to the extent that it does not exceed $1 million or if the compensation is “performance-based compensation” under Section 162(m). Compensation attributable to stock options and stock appreciation rights under the 2011 Plan should qualify as performance-based compensation if the awards are made by the Compensation Committee and the exercise or grant price of the award is no less than the fair market value of the common stock on the date of grant. If this proposal 4 is approved, compensation attributable to restricted stock awards, restricted stock unit awards and Performance Awards may qualify as performance-based compensation if certain requirements are met, such as (i) the compensation is approved by the Compensation Committee, (ii) the compensation is paid only upon the achievement of objective performance goals established in writing by the Compensation Committee (based on the list of performance criteria set forth in the 2011 Plan) while the outcome is substantially uncertain, and (iii) the Compensation Committee certifies in writing prior to the payment of the compensation that the performance goal has been satisfied.

Compliance with Laws. The 2011 Plan is subject to all federal, state, local and foreign laws and regulations that may be applicable, as well as the rules of any securities exchange under which the shares are listed and the

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regulations of any governmental regulatory authority with jurisdiction. Any shares delivered under the 2011 Plan are issued subject to such laws and other restrictions. Further, to the extent permitted by law, all awards made under the 2011 Plan shall be deemed amended to the extent necessary to comply with any such laws, rules and regulations.

Effective Date. The 2011 Plan took effect after approval by the Company’s shareholders on June 10, 2014. Unless terminated earlier, it will remain in effect until April 19, 2021, the tenth (10th) anniversary of the date the 2011 Plan was originally approved by the Board.

Plan Benefits

All awards under the 2011 Plan will be granted at the discretion of the Compensation Committee and the Board, and, accordingly, the amount of such awards to be issued is not yet determinable. Discretionary awards may be made under the 2011 Plan to employees, executive officers, and independent contractors. No future awards have been allocated pending shareholder approval. As of April 1, 2017, there were six executive officers, approximately 635 employees, six non-employee directors and approximately 15 independent contractors eligible to participate in the 2011 Plan. No options have been granted under the 2011 Plan.

Equity Compensation Plan Information.

Equity Compensation Plans	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b) (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Approved by security holders:
Restricted Stock Units	3,125,610	$—	2,328,122	(2)

(1)	Outstanding rights are restricted stock units without any exercise price.
(2)	As of December 31, 2016, the number of shares remaining for issuance under equity compensation plans included 1,682,922 shares under the 2011 Plan, and 645,200 under the Company 2012 Employee Stock Purchase Plan.

Vote Required. For this proposal to be approved, it must receive an affirmative vote from a majority of the votes of the Present Shares voting on this proposal.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal 4 is in the Company’s best interest and the best interests of its shareholders and unanimously recommends a vote FOR the approval of the Second Amended and Restated 2011 Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan.

PROPOSAL 5: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee unanimously approved the appointment of Moss Adams LLP (“Moss Adams”) to be our independent registered public accounting firm for the fiscal year ending December 31, 2017. Although it is not required to do so, the Board is submitting the Audit Committee’s selection of our independent registered public accounting firm for ratification by the shareholders at the 2017 Annual Meeting to ascertain the view of the shareholders regarding this selection. For this advisory vote to be approved, it must receive an affirmative vote from a majority of the votes of the Present Shares voting on the proposal.

The Audit Committee is not required to take any action based on the outcome of the vote on this Proposal 5; however, in the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of Moss Adams as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders. The Company expects that a representative of Moss Adams will be present at the 2017 Annual Meeting.

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AUDIT FEES

The Sarbanes-Oxley Act passed by Congress in July of 2002, requires that the Audit Committee be directly responsible for the appointment, compensation, and oversight of the Company’s independent registered public accounting firm.

The following summarizes the fees billed to us by Moss Adams and KPMG LLP, our former independent registered public accounting firm, for services rendered in connection with fiscal years 2016 and 2015, respectively:

	2016	2015 (2)
Audit Fees (1)	$475,559	$1,612,201
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$475,559	$1,612,201

(1)	This category includes the audit of our annual financial statements, the review of the condensed financial statements included in our Quarterly Reports on Form 10-Q, reviews and assessment of our internal control over financial reporting, services for SEC filings, and accounting consultations on matters reflected in the financial statements.
(2)	Fees in 2015 included incremental charges associated with the sale of our wireless operations, our material weakness over financial reporting and other unusual items.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditors. The Audit Committee has established a policy requiring pre-approval of all audit and permissible non-audit services provided by the Independent Auditor. Before the Independent Auditor is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee pre-approves the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the Independent Auditor, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. The Audit Committee may delegate authority to grant pre-approvals to one or more of its designated members provided such approvals are presented to the full Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the Independent Auditor. Audit Committee pre-approval of non-audit services (other than review and attest services) will not be required if such services fall within available exceptions established by the SEC.

Vote Required. For this proposal to be approved, it must receive an affirmative vote from a majority of the votes of the Present Shares voting on this proposal.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal 5 is in the Company’s best interest and the best interests of its shareholders and unanimously recommends a vote FOR the ratification of the appointment of Moss Adams to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

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AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee oversees the quality of the Company’s financial reporting process on behalf of the Board. It assists the Board in fulfilling its oversight responsibilities to the shareholders relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. While the Audit Committee sets the overall corporate tone for quality financial reporting, management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including internal control systems and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America and the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has discussed and reviewed with its independent registered public accounting firm, Moss Adams, for the fiscal year ended December 31, 2016, all matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (United States).

The Audit Committee has received from Moss Adams a formal written statement describing all relationships between Moss Adams and the Company that might bear on the auditors’ independence as required by applicable requirements of the Public Company Accounting Oversight Board and discussed with Moss Adams any relationships that may impact their objectivity and independence, and satisfied itself as to Moss Adams’ independence.

The Audit Committee has met with Moss Adams, with and without management present, as deemed appropriate, to discuss the overall scope of Moss Adams’ quarterly reviews and annual audit of the Company’s financial statements, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting. The Audit Committee has met and discussed with management and Moss Adams the quarterly financial information and statements and the annual audited financial statements prior to the release of that information and the filing of the Company’s quarterly and annual reports with the Securities and Exchange Commission.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 16, 2017.

Submitted by,

Peter D. Ley, Chair
Edward (Ned) J. Hayes, Jr.
Brian A. Ross

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PERFORMANCE GRAPH

The following line graph compares the cumulative total shareholder return on our common stock from December 31, 2011 through December 31, 2016 with the cumulative total return of the S&P 500, and the cumulative total return of the Nasdaq Telecommunications Index. The graph assumes an initial investment of $100 in our common stock and in each of the S&P 500, and Nasdaq Telecommunications indices on December 31, 2011, and assumes that dividends, if any, were reinvested.

		2011	2012	2013	2014	2015	2016
Alaska Communications Systems Group Inc.	Cum $	100.00	68.57	74.94	63.27	61.86	57.97
S&P 500 Index—Total Returns	Cum $	100.00	116.00	153.57	174.60	177.01	198.18
NASDAQ Telecommunications Index	Cum $	100.00	135.11	196.03	206.02	199.84	228.53

Other Business Matters

We do not know of any matters that will be presented at the Annual Meeting other than those discussed in this proxy statement. However, if other matters are properly brought before the Annual Meeting, your proxies will be able to vote on those matters at their discretion.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Annual Meeting of Shareholders for 2018 is tentatively scheduled to be held on or about Wednesday, June 6, 2018. If you wish to submit a proposal for possible inclusion in our 2018 proxy statement pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary of Alaska Communications Systems Group, Inc. at 600 Telephone Avenue, Anchorage, Alaska 99503, by registered, certified, or express mail no later than December 30, 2017. Shareholder proposals outside the process of Rule 14a-8 and shareholder nominees for director must be received by the Company on or after January 7, 2018 and on or before February 6, 2018. If the date of the Annual Meeting for 2018 is advanced by more than 30 days from the anniversary date of the 2017 Annual Meeting, notice by the shareholder to be timely must be delivered to the Company not later than the close of business on the later of (i) the 120th day prior to such Annual Meeting or (ii) the 10th day following the day on which the Public Announcement (as defined in the Company’s By-laws) of the date of such Annual Meeting is first made. The requirements for such notice are set forth in our By-laws found on our website at www.alsk.com.

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Shareholders may communicate with the Company’s directors at any time by U.S. mail addressed to one or more directors, the Board, or any committee of the Board, c/o Corporate Secretary; 600 Telephone Avenue, MS 65; Anchorage, Alaska 99503. The Corporate Secretary may review and summarize communications received for the purpose of expediting director review as well as forwarding the underlying correspondence.

ADDITIONAL INFORMATION

Annual Report to Shareholders

We are providing a copy of our Annual Report on Form 10-K for the year ended December 31, 2016, together with this proxy statement to shareholders of record as of April 10, 2017. Any shareholder who desires an additional copy may obtain one (excluding exhibits not incorporated by reference in this proxy statement), without charge, by addressing a request to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. We will charge an amount equal to the reproduction cost and postage if exhibits other than those incorporated by reference into this proxy statement are requested.

Quorum

The presence, in person or by proxy, of shareholders holding shares constituting a majority of the voting power of all the then outstanding shares of common stock of the Company entitled to vote generally in the election of directors shall constitute a quorum. If a quorum is not present at the Annual Meeting, the Chair of the Board or a majority in interest of the shareholders present and entitled to vote may adjourn the Annual Meeting.

Shares present, either by proxy or in person, that reflect abstentions or broker non-votes will be counted toward a quorum. Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes or abstentions are not considered votes cast on that proposal. Thus, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the Annual Meeting except to change the absolute number, but not the percentage, required for approval of a matter.

About this Proxy Statement

Our Board has made this proxy statement available to you to solicit your vote at the Annual Meeting including any adjournment(s) or postponement(s) or adjourned meeting held thereafter. This proxy statement contains summarized information required to be provided to shareholders under rules promulgated by the SEC and is designed to assist shareholders in voting their shares. On or about April 27, 2017, we will begin mailing a Notice of Internet Availability of Proxy Materials, or the proxy materials, to all shareholders of record at the close of business on April 10, 2017.

The SEC’s rules permit us to deliver a single Notice of Internet Availability or set of Meeting materials to one address shared by two or more of our shareholders. This procedure is known as “householding.” Although we do not “household” for registered shareholders, a number of brokerage firms have instituted householding for shares held in street name. This procedure reduces our printing and mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards, and householding will not affect the mailing of account statements or special notices in any way. If you wish to receive separate copies of our Annual Report, proxy statement or notice of proxy materials in the future, please contact the bank, broker or other nominee through which you hold your shares.

Dissenting shareholders will not have the right to obtain appraisal of or payment for such shareholders’ common stock with respect to any matter to be acted upon at the 2017 Annual Meeting.

The Inspector of Elections appointed for the Annual Meeting, assisted by and Mediant Communications, LLC, will act as tabulator of the votes for bank, broker and other shareholder of record proxies, and will determine whether a quorum is present.

Attending the Annual Meeting

If you attend the Annual Meeting, you will be asked to present photo identification, such as a driver’s license. If you are a holder of record, the top half of your proxy card or your Notice of Internet Availability is your admission ticket. If you hold your shares in street name, you will need proof of ownership to be admitted to the Annual Meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your shares held in street name in person, you must get a legal proxy in your name from the broker, bank or other nominee that holds your shares.

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Costs of Proxies

Alaska Communications Systems Group, Inc. is soliciting the proxies and will bear the cost of solicitation. In addition to mailing a Notice of Internet Availability of Proxy Materials or this proxy statement to you, we may also make additional solicitations by telephone, facsimile or other forms of communication. We have retained Advantage Proxy to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Advantage Proxy $5,000 plus reasonable out-of-pocket expenses for proxy solicitation services.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Shareholder List

During the ten days prior to the Annual Meeting a list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company located at 600 Telephone Avenue, Anchorage, Alaska. A list of shareholders entitled to vote at the Annual Meeting will also be available at the Annual Meeting.

Non-GAAP Financial Measures and Performance Metrics

Information on how we calculate the following metrics:

•	Adjusted EBITDA: is not a GAAP measure and our measurement of Adjusted EBITDA may differ from other companies. For a reconciliation of Adjusted EBITDA to the GAAP measure of net income, please refer to our Annual Report on Form 10-K for the year ended December 31, 2016.

•	Adjusted Free Cash Flow: a non-GAAP liquidity measure and is defined as Adjusted EBITDA, less recurring operating cash requirements, as further explained in our Annual Report on Form 10-K for the year ended December 31, 2016.

•	Adjusted Operating Cash Flow: for the purposes of incentive compensation, is calculated as annual Adjusted EBITDA of $58.247 million less cash interest expense of $12.608 million. For this metric, a minimum threshold for vesting of long-term awards was set at 75% ($45.375 million) of the 2016 budgeted annual Adjusted EBITDA of $60.5 million.

•	Leverage Ratio: as used for incentive compensation is the ratio of net debt (debt minus cash) to annual Adjusted EBITDA.

•	Net Promoter Score (“NPS”): is measure of customer satisfaction determined through customer satisfaction surveys that ask business customers, on a scale of zero to ten, how likely they are to recommend Alaska Communications to a friend or colleague. Business NPS is calculated using responses from enterprise and small and medium business customers equally weighted. We use a third-party vendor to conduct the surveys and report customer responses. For this metric, a minimum threshold for vesting of long-term awards was set at 75% ($45.375 million) of the 2016 budgeted annual Adjusted EBITDA of $60.5 million.

•	Total Revenue: as reported in our Annual Report on Form 10-K for the year ended December 31, 2016 includes business and wholesale revenue, consumer revenue, and access and high cost support revenues totaling $226.866 million.

Caution Concerning Forward-Looking Statements

This document contains “forward-looking statements” that are statements related to future events that by their nature address matters that are, to different degrees, uncertain. For details on the uncertainties that may cause our actual future results to be materially different than those expressed in our forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. This document may also include certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

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DIRECTIONS TO THE ANNUAL MEETING

The 2017 Annual Meeting of Shareholders of Alaska Communications Systems Group, Inc. will be held on Tuesday, June 6, 2017, beginning at 8:30 a.m. Alaska time, at the Alaska Communications Business Technology Center located at 600 East 36th Avenue, Anchorage, Alaska. Doors to the Annual Meeting will open at 8:00 a.m.

Directions from Ted Stevens International Airport to the Annual Meeting at 600 East 36th Avenue:

1.	From the Airport (marked on map with an airplane), head West on W. International Airport Road.

2.	Continue along W. International Airport Road for .2 miles

3.	Turn left toward W. International Airport Road.

4.	Take a slight left onto W. International Airport Road.

5.	Continue on W. International Airport Road for 2 miles.

6.	Use the right lane to take the Minnesota Drive N. ramp toward downtown.

7.	Merge onto Minnesota Drive/Walter J. Hickel Parkway.

8.	Turn right onto W. Tudor Road.

9.	Use the left 2 lanes to turn left onto C street.

10.	Continue as C street becomes A street.

11.	Turn right into E. 36th Avenue.

12.	Arrive at the Alaska Communications Business Technology Center on your right, at 600 East 36th Avenue.

Notice of Annual Meeting of Shareholders and 2017 Proxy Statement | 64

Appendix A

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

2011 INCENTIVE AWARD PLAN

(Amended and restated effective June 10, 2014

ARTICLE 1. AND SECOND AMENDED AND RESTATED EFFECTIVE JUNE 6, 2017)

PURPOSE

The purpose of the Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Alaska Communications Systems Group, Inc. (the “Company”) by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 13. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 13.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3 “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Deferred Stock Unit award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.4 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.5 “Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limit set forth in Section 3.3.

2.6 “Board” shall mean the Board of Directors of the Company.

2.7 “Change in Control” shall mean and includes each of the following:

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(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 30% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.7(a) or Section 2.7(c)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions, or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.7(c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s shareholders approve a liquidation or dissolution of the Company.

In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.

2.8 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

2.9 “Committee” shall mean the Compensation and Personnel Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 13.1.

2.10 “Common Stock” shall mean the common stock of the Company, par value $.01 per share.

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2.11 “Company” shall have the meaning set forth in Article 1.

2.12 “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.13 “Covered Employee” shall mean any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

2.14 “Deferred Stock” shall mean a right to receive Shares awarded under Section 10.4.

2.15 “Deferred Stock Unit” shall mean a right to receive Shares awarded under Section 10.5.

2.16 “Director” shall mean a member of the Board, as constituted from time to time.

2.17 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 10.2.

2.18 “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.19 “Effective Date” shall mean the date the Plan has been approved by both the Board and the Company’s shareholders.

2.20 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.

2.21 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

2.22 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its shareholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.23 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.24 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system, or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

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(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.25 “Greater Than 10% Shareholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.26 “Holder” shall mean a person who has been granted an Award.

2.27 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.28 “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.29 “Non-Employee Director Compensation Policy” shall have the meaning set forth in Section 4.6.

2.30 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.31 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 6. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.32 “Option Term” shall have the meaning set forth in Section 6.4.

2.33 “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company, if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.34 “Performance Award” shall mean a cash incentive award, stock incentive award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 10.1.

2.35 “Performance-Based Compensation” shall mean any compensation that is intended to qualify as “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.36 “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a) The Performance Criteria that shall be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow (including,

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but not limited to, operating cash flow and free cash flow); (vii) period end liquidity position; (viii) return on assets or net assets; (ix) return on capital, including cash flow return on capital; (x) return on shareholders’ equity; (xi) total shareholder return; (xii) return on sales; (xiii) gross or net profit or operating margin; (xiv) costs; (xv) funds from operations; (xvi) expenses; (xvii) working capital; (xviii) earnings per share; (xix) adjusted earnings per share; (xx) price per share of Common Stock; (xxi) regulatory body approval for commercialization of a product; (xxii) implementation or completion of critical projects; (xxiii) market share; and (xxv) economic value; any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b) The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items related to capital investments; (vii) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (viii) items related to the disposal of a business or segment of a business; (ix) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (x) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (xi) any other items of significant income or expense which are determined to be appropriate adjustments; (xii) items relating to unusual or extraordinary corporate transactions, events or developments; (xiii) items related to amortization of acquired intangible assets; (xiv) items that are outside the scope of the Company’s core, on-going business activities; (xv) items related to acquired in-process research and development; (xvi) items relating to changes in tax laws; (xvii) items relating to major licensing or partnership arrangements; (xviii) items relating to asset impairment charges; (xix) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xx) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as Performance-Based Compensation, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

2.37 “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, business line, business segment, affiliated business in which the company has an equity or financial interest or an individual. The achievement of each Performance Goal shall be determined, to the extent applicable, with reference to Applicable Accounting Standards.

2.38 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.

2.39 “Performance Stock Unit” shall mean a Performance Award awarded under Section 10.1 which is denominated in units of value including dollar value of shares of Common Stock.

2.40 “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use the Form S-8 Registration Statement under the Securities Act, after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

2.41 “Plan” shall have the meaning set forth in Article 1.

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2.42 “Prior Plans” shall mean, collectively, the following plans of the Company: the Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan and the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan, in each case as such plan may have been amended from time to time.

2.43 “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.44 “Restricted Stock” shall mean Common Stock awarded under Article 8 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.45 “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 9.

2.46 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.47 “Shares” shall mean shares of Common Stock.

2.48 “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 11.

2.49 “Stock Appreciation Right Term” shall have the meaning set forth in Section 11.4.

2.50 “Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of an incentive award, deferred compensation or other arrangement, awarded under Section 10.3.

2.51 “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.52 “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.53 “Termination of Service” shall mean:

(a) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b) As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or any Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement; provided, however, that the Company may, in its sole discretion, provide for exceptions to this Termination of Service where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary. To be effective, an exception must be evidenced in a written agreement executed by the Company and the Consultant prior to the date of termination of the consultancy.

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(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; provided, however, that the Company may, in its sole discretion, provide for exceptions to this Termination of Service where the Holder simultaneously commences or remains in service with the Company or any Subsidiary as a Consultant. To be effective, the exception must be evidenced in a written agreement executed by the Company with the Employee prior to the date of termination of the employee-employer relationship.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Section 14.2 and Section 3.1(b), the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be the sum of (i) 7,676,746, which amount is equal to the number of Shares remaining available for issuance under the Prior Plans as of the Effective Date, less the number of Shares that have not yet been issued under the Prior Plans but are subject to awards that are outstanding under the Prior Plans as of the Effective Date (such awards, “Prior Plan Awards”) and (ii) an additional increase of 5,140,000 Shares, effective upon Shareholder approval at the Company’s 2017 annual shareholder meeting, or any adjournment thereof. The number of Shares remaining available for issuance under the Prior Plans and subject to Prior Plan Awards as of the Effective Date does not exceed 2,016,950 Shares in the aggregate. Following the Effective Date, no further awards shall be granted under the Prior Plans, but all Prior Plan Awards that are outstanding as of the Effective Date shall continue following the Effective Date to be subject to the terms and conditions of the Prior Plans (and shall not be subject to this Plan).

(b) If any Award or any Prior Plan Award is forfeited or expires or such Award or Prior Plan Award is settled for cash (in whole or in part), the Shares subject to such Award or Prior Plan Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option or a Prior Plan Award that is an option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or a Prior Plan Award; (iii) Shares subject to a Stock Appreciation Right or a Prior Plan Award that is a stock appreciation right that are not issued in connection with the stock settlement of such award on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options or Prior Plan Awards that are Options. Any Shares repurchased by the Company under

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Section 8.4 or under a similar provision of a Prior Plan at the same price paid by the Holder so that such Shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

3.2 Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

3.3 Additional Limitations. Notwithstanding any provision in the Plan to the contrary, and subject to Section 14.2, (i) the maximum aggregate number of Shares with respect to one or more Awards of Options and Stock Appreciation Rights that may be granted to any Eligible Individual during any calendar year shall be one million five hundred thousand (1,500,000) Shares (ii) the maximum aggregate number of Shares with respect to one or more Awards other than Options and Stock Appreciation Rights that may be granted to any Eligible Individual during any calendar year shall be one million (1,000,000) Shares, and (iii) the maximum aggregate amount of cash that may be paid in cash to any Eligible Individual during any calendar year with respect to one or more Awards payable in cash shall be five million dollars ($5,000,000).

ARTICLE 4.

GRANTING OF AWARDS

4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in Section 4.6 regarding the grant of Awards pursuant to the Non-Employee Director Compensation Policy, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2 Award Agreement. Each Award made under the Plan shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include, but are not limited to, the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Awards intended to qualify as Performance-Based Compensation shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

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4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4 At-Will Employment; Voluntary Participation. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a separate written agreement between the Holder and the Company or any Subsidiary. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

4.5 Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such sub-plans and/or modifications which may be developed shall be attached to the Plan as appendices); provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Sections 3.1 and 3.3; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, any other securities law or governing statute, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. For purposes of the Plan, all references to foreign laws, rules, regulations or taxes shall be references to the laws, rules, regulations and taxes of any applicable jurisdiction other than the United States or a political subdivision thereof.

4.6 Non-Employee Director Awards. The Administrator may, in its discretion, provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written formula established by the Administrator (the “Non-Employee Director Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its discretion. The Administrator from time to time, in its discretion, may modify the Non-Employee Director Compensation Policy.

4.7 Limitation on Grants to Non-Employee Directors. Notwithstanding the provisions of Section 4.6, the maximum number of shares of Common Stock subject to Awards granted under the Plan or otherwise during any one calendar year to any Non -Employee Director solely with respect to his or her service to the Board, taken together with any cash fees paid by the Company to such Non-Employee Director during such calendar year for service on the Board, will not exceed $600,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

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4.8 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

4.9 Plan Minimum Vesting or Issuance Requirement. Subject to the exceptions in Section 4.9(a), Awards granted pursuant to the Plan that are subject to vesting or issuance solely based on such participant’s continued service to the Company without a Termination in Service may not vest in full or be issued earlier than the one-year anniversary of the grant date, and all Awards that are subject to vesting or issuance based in whole or in part on performance conditions and/or the level of achievement versus such performance conditions shall be subject to a performance period of not less than one year.

(a)“Vesting Exceptions” to the minimum vesting requirements:

•	The committee may grant full value awards resulting in the issuance of shares of up to 5% of the maximum aggregate number of shares of stock authorized for issuance under the plan (the “5% Limit”) to employees, consultants or non-employee directors without respect to the minimum vesting requirements in the plan.

•	[In addition, the committee’s ability to discretionarily accelerate the vesting of full value awards, and the vesting in full of options and stock appreciation rights, is subject to the 5% Limit, except that the committee may discretionarily accelerate awards without regard to the 5% Limit: (i) in connection with a merger or similar transaction under the plan (including an additional or subsequent event, such as termination following such a transaction); (ii) a participant’s death or disability; or (iii) a participant’s retirement. The committee may accelerate the vesting of full value awards such that the minimum vesting requirements still must be met, without such vesting acceleration counting toward the 5% Limit.

•	The 5% Limit is considered one aggregate limit applying to the granting of full value awards to employees or non-employee directors without respect to the plan’s minimum vesting requirements and to the discretionary vesting acceleration of awards.]

ARTICLE 5.

PROVISIONS APPLICABLE TO AWARDS INTENDED TO QUALIFY AS PERFORMANCE-BASED

COMPENSATION.

5.1 Purpose. The Committee, in its sole discretion, may determine at the time an Award is granted or at any time thereafter whether such Award is intended to qualify as Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant such an Award to an Eligible Individual that is intended to qualify as Performance-Based Compensation, then the provisions of this Article 5 shall control over any contrary provision contained in the Plan. The Administrator may in its sole discretion grant Awards to other Eligible Individuals that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 5 and that are not intended to qualify as Performance-Based Compensation. Unless otherwise specified by the Administrator at the time of grant, the Performance Criteria with respect to an Award intended to be Performance-Based Compensation payable to a Covered Employee shall be determined on the basis of Applicable Accounting Standards.

5.2 Procedures with Respect to Performance-Based Awards. To the extent necessary to comply with the requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted to one or more Eligible Individuals which is intended to qualify as Performance-Based Compensation, no later than 90 days following the commencement of any Performance Period or any designated fiscal period or period of service (or such earlier time as may be required under Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Eligible Individuals, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period based on the Performance Criteria, and (d) specify the relationship between Performance Criteria and the Performance Goals and

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the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether and the extent to which the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned under such Awards, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant, including the assessment of individual or corporate performance for the Performance Period.

5.3 Payment of Performance-Based Awards. Unless otherwise provided in the applicable Program or Award Agreement and only to the extent otherwise permitted by Section 162(m)(4)(C) of the Code, as to an Award that is intended to qualify as Performance-Based Compensation, the Holder must be employed by the Company or a Subsidiary throughout the Performance Period. Unless otherwise provided in the applicable Performance Goals, Program or Award Agreement, a Holder shall be eligible to receive payment pursuant to such Awards for a Performance Period only if and to the extent the Performance Goals for such period are achieved.

5.4 Additional Limitations. Notwithstanding any other provision of the Plan and except as otherwise determined by the Administrator, any Award which is granted to an Eligible Individual and is intended to qualify as Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code or any regulations or rulings issued thereunder that are requirements for qualification as Performance-Based Compensation, and the Plan, the Program and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 6.

GRANTING OF OPTIONS

6.1 Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

6.2 Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Shareholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

6.3 Option Term. The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Shareholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder and subject to the limitations of the first sentence of this Section 6.3, the Administrator may extend the Option Term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Option relating to such a Termination of Service.

6.4 Option Vesting.

(a) The period during which the right to exercise, in whole or in part, an Option shall be set by the Administrator, and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, any of the Performance Criteria, or any other criteria selected by the Administrator.

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(b) No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Program, the Award Agreement or by action of the Administrator following the grant of the Option. Unless otherwise determined by the Administrator in the Award Agreement or by action of the Administrator following the grant of the Option, the portion of an Option which is unexercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.

6.5 Substitute Awards. Notwithstanding the foregoing provisions of this Article 6 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

6.6 Substitution of Stock Appreciation Rights. The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining Option Term as the substituted Option.

6.7 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) of the Company. No person who qualifies as a Greater Than 10% Shareholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any subsidiary or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.

ARTICLE 7.

EXERCISE OF OPTIONS

7.1 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

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7.2 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Corporate Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 12.1 and 12.2.

7.3 Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

ARTICLE 8.

RESTRICTED STOCK

8.1 Award of Restricted Stock.

(a) The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by applicable law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

8.2 Rights as Shareholders. Subject to Section 8.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a shareholder with respect to said Shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 8.3. In any case, dividends payable with respect to Restricted Stock Awards shall not be paid with respect to the shares granted under the Restricted Stock Award until the Award has become transferable and is no longer forfeitable. In addition, with respect to a Share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Share of Restricted Stock vests.

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8.3 Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the Program or the Award Agreement. Unless otherwise determined by the Administrator, Restricted Stock may not be sold, pledged, assigned, transferred or encumbered in any manner until all restrictions are terminated or expire.

8.4 Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Program or the Award Agreement. Notwithstanding the foregoing, except as otherwise provided by Section 3.4, the Administrator in its sole discretion may provide that in the event of certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

8.5 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company may, in it sole discretion, (a) retain physical possession of any stock certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the stock certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.

8.6 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

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ARTICLE 9.

RESTRICTED STOCK UNITS

9.1 Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

9.2 Term. Except as otherwise provided herein, the term of a Restricted Stock Unit award shall be set by the Administrator in its sole discretion.

9.3 Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.

9.4 Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator, subject to Section 3.4.

9.5 Dividend Equivalents. Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award of Restricted Stock Units is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend equivalents shall only be paid out to the extent that the Award vests. In addition, Dividends with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

9.6 Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as expressly set forth in any applicable Award Agreement, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the applicable portion of the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, subject to Section 12.4(e), transfer to the Holder one unrestricted, fully transferable share of Common Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

9.7 Payment upon Termination of Service. An Award of Restricted Stock Units shall only be payable while the Holder is an Employee, a Consultant or a member of the Board, as applicable; provided, however, that the Administrator, in its sole and absolute discretion may provide (in an Award Agreement or otherwise) that a Restricted Stock Unit award may be paid subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, retirement or disability or any other specified Termination of Service.

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9.8 No Rights as a Shareholder. Unless otherwise determined by the Administrator, a Holder who is awarded Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until the same are transferred to the Holder pursuant to the terms of this Plan and the Award Agreement.

ARTICLE 10.

AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS,

DEFERRED STOCK, DEFERRED STOCK UNITS

10.1 Performance Awards.

(a) The Administrator is authorized to grant Performance Awards, including Awards of Performance Stock Units, to any Eligible Individual and to determine whether such Performance Awards shall be Performance-Based Compensation. The value of Performance Awards, including Performance Stock Units, may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards, including Performance Stock Unit awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.

(b) Without limiting Section 10.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash incentive award payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Any such cash incentive awards paid to a Holder which are intended to be Performance-Based Compensation shall be based upon objectively determinable incentive award formulas established in accordance with the provisions of Article 5.

10.2 Dividend Equivalents.

(a) Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator, in any case such Dividend Equivalents shall only be paid out to the extent that the Award vests. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

10.3 Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Subsidiary, determined by the Administrator. Shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company shareholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, cash incentives, fees or other cash compensation otherwise payable to such Eligible Individual.

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10.4 Deferred Stock. The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Shares underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will be issued on the vesting date(s) or date(s) that those conditions and criteria have been satisfied, as applicable. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company shareholder with respect to such Deferred Stock until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

10.5 Deferred Stock Units. The Administrator is authorized to grant Deferred Stock Units to any Eligible Individual. The number of Deferred Stock Units shall be determined by the Administrator and may (but is not required to) be based on one or more Performance Criteria or other specific criteria, including service to the Company or any Subsidiary, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Each Deferred Stock Unit shall entitle the Holder thereof to receive one share of Common Stock on the date the Deferred Stock Unit becomes vested or upon a specified settlement date thereafter (which settlement date may (but is not required to) be the date of the Holder’s Termination of Service). Shares underlying a Deferred Stock Unit award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until on or following the date that those conditions and criteria have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock Units shall have no rights as a Company shareholder with respect to such Deferred Stock Units until such time as the Award has vested and any other applicable conditions and/or criteria have been satisfied and the Shares underlying the Award have been issued to the Holder.

10.6 Term. The term of a Performance Award, Dividend Equivalent award, Stock Payment award, Deferred Stock award and/or Deferred Stock Unit award shall be set by the Administrator in its sole discretion.

10.7 Purchase Price. The Administrator may establish the purchase price of a Performance Award, shares distributed as a Stock Payment award, shares of Deferred Stock or shares distributed pursuant to a Deferred Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.

ARTICLE 11.

AWARD OF STOCK APPRECIATION RIGHTS

11.1 Grant of Stock Appreciation Rights.

(a) The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b) A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

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(c) Notwithstanding the foregoing provisions of Section 11.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

11.2 Stock Appreciation Right Vesting.

(a) The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, or any other criteria selected by the Administrator. At any time after grant of a Stock Appreciation Right, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b) No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

11.3 Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c) In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

11.4 Stock Appreciation Right Term. The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right Term. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

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11.5 Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 11 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE 12.

ADDITIONAL TERMS OF AWARDS

12.1 Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

12.2 Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

12.3 Transferability of Awards.

(a) Except as otherwise provided in Section 12.3(b):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

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(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b) Notwithstanding Section 12.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer.

(c) Notwithstanding Section 12.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.

12.4 Conditions to Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

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(b) All Share certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

(e) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

12.5 Forfeiture and Clawback Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide in writing, in an Award Agreement or otherwise, or to require a Holder to agree by separate written or electronic instrument, that:

(a) (i) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited; if: (x) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (y) the Holder, at any time during a specified time period set forth in an Award Agreement or other written instrument at or prior to the date of the Award, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator, or (z) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder); and

(b) All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any applicable clawback laws, rules or regulations, orders or guidance issued by a governing authority, or any clawback policy implemented by the Company, as such laws, rules or policy may be amended from time to time in the future , to the extent set forth in such clawback policy and/or in the applicable Award Agreement.

12.6 Prohibition on Repricing. Subject to Section 14.2, the Administrator shall not, without the approval of the shareholders of the Company, (i) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (ii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares.

ARTICLE 13.

ADMINISTRATION

13.1 Administrator. The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded; provided that any action taken by the Committee shall be valid and effective, whether or not

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members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 13.l or otherwise provided in any charter of the Committee. Except as otherwise may be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the terms “Administrator” and “Committee” as used in the Plan shall be deemed to refer to the Board and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 13.6.

13.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 14.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or Section 162(m) of the Code, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

13.3 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.4 Authority of Administrator. Subject to the Company’s Bylaws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual;

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

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(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k) Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 14.2(d).

13.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

13.6 Delegation of Authority. To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 13; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) executive officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Section 162(m) of the Code and applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 14.

MISCELLANEOUS PROVISIONS

14.1 Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 14.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s shareholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 14.2, (a) increase the limits imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan, or (b) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (c) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Except as

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provided in Section 14.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary date the Plan is approved by the Board.

14.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan. Any adjustment affecting an Award intended as Performance-Based Compensation shall be made consistent with the requirements of Section 162(m) of the Code.

(b) In the event of any transaction or event described in Section 14.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 14.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

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(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 14.2(a) and 14.2(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit). The adjustments provided under this Section 14.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(d) Notwithstanding any other provision of the Plan, except as set forth in Section 14.2(e), in the event of a Change in Control, each outstanding Award shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation. Except as otherwise provided in a written agreement executed by Company and the Holder, in the event an Award continues in effect or is assumed or an equivalent Award substituted, and the surviving successor corporation terminates Holder’s employment or service without cause upon or within twelve (12) months following the Change in Control, then such Holder shall be fully vested in such continued, assumed or substituted Award.

(e) In the event that the successor corporation in a Change in Control refuses to assume or substitute for the Award, the Administrator shall cause any or all of such Awards to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Awards to lapse. If an Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and the Award shall terminate upon the expiration of such period.

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(f) For the purposes of this Section 14.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share of Common Stock subject to an Award, to be solely common stock of the successor corporation or its parent equal in Fair Market Value to the per share consideration received by holders of Common Stock in the Change in Control.

(g) The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(h) With respect to Awards which are granted to Covered Employees and are intended to qualify as Performance-Based Compensation, no adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify as Performance-Based Compensation, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 14.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(i) The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(j) No action shall be taken under this Section 14.2 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

(k) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

(l) Approval of Plan by Shareholders. The Plan will be submitted for the approval of the Company’s shareholders and shall become effective only on the Effective Date, subject to such shareholder approval.

14.3 No Shareholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a shareholder with respect to Shares of Common Stock covered by any Award until the Holder becomes the record owner of such Shares of Common Stock.

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14.4 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

14.5 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

14.6 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

14.7 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

14.8 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

14.9 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury regulations and guidance, as may be amended from time to time in the future, and thereby avoid the application of any penalty taxes under such Section.

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14.10 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

14.11 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

14.12 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.13 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.14 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

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* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Alaska Communications Systems Group, Inc. on April 19, 2011.

* * * * *

I hereby certify that the foregoing Plan was approved by the shareholders of Alaska Communications Systems Group, Inc. on                              , 201    .

Executed on this          day of                              , 201    .

Leonard A. Steinberg
Vice President, General Counsel and Corporate Secretary

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ANNUAL MEETING OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
Date:	June 6, 2017
Time:	8:30 A.M. (Alaska Daylight Time)
Place:	Alaska Communications Business Technology Center, 600 36th Avenue;
Anchorage, Alaska 99503 See Voting Instructions on Reverse Side.

        Please make your marks like this: ☒ Use dark black pencil or pen only

        Board of Directors recommends a vote FOR ALL of the listed nominees:

1:	Election of Directors. The nominees are:
		For	Against	Abstain
	01) Edward (Ned) J. Hayes, Jr.	☐	☐	☐

	02) Margaret L. Brown	☐	☐	☐

	03) David W. Karp	☐	☐	☐

	04) Peter D. Ley	☐	☐	☐

	05) Brian A. Ross	☐	☐	☐

	06) Anand Vadapalli	☐	☐	☐

Board of Directors recommends a vote FOR Proposals 2, 4, & 5, and 1 year for proposal 3:
		For	Against	Abstain

2:	To provide an advisory vote approving our executive compensation.	☐	☐	☐
		1 year	2 years	3 years	Abstain

3:	To provide an advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐
		For	Against	Abstain

4:	To approve the Second Amended and Restated Alaska Communications Systems Group, Inc. 2011 Incentive Award Plan.	☐	☐	☐

5:	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐

	To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed.		☐

Please Sign Above	Please Date Above

Please Sign Above	Please Date Above
(Joint Owners)

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting to be held on Tuesday, June 6, 2017

for Stockholders as of April 10, 2017

VOTE BY:
INTERNET		TELEPHONE

Go To
www.proxypush.com/alsk		866-390-5401

• Cast your vote online.	OR	• Use any touch-tone telephone.
• View Meeting Documents.		• Have your Proxy Card/Voting Instruction Form ready.
• Follow the simple recorded instructions.

OR	MAIL

• Mark, sign and date your Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return yourProxy Card/Voting Instruction Form in the postage-paid envelope provided.

All proxies must be received by 5:00 P.M., Eastern Daylight Time Monday, June 05, 2017.

All proxies for Alaska Communications plan participants must be received by 5:00 P.M.,

Eastern Daylight Time Thursday, June 01, 2017.

PROXY TABULATOR FOR

ALASKA COMMUNICATIONS
P.O. Box 8016
Cary, NC 27512-9903

EVENT #

CLIENT #

Revocable Proxy — Alaska Communications Systems Group, Inc.

Annual Meeting of Stockholders on June 6, 2017

beginning at 8:30 A.M. (Alaska Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors.

The signatory(ies) hereby appoints Leonard Steinberg, Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary, and Laurie Butcher, Senior Vice President, Finance each of them, proxies with power of substitution to vote on behalf of the signatory(ies) all shares that the signatory(ies) may be entitled to vote at the Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. (the “Company”) on June 6, 2017, and any adjournments thereof, with all powers that the signatory(ies) would possess if personally present, with respect to the following:

The shares represented by this proxy will be voted as specified on the reverse side. You are encouraged to specify your choice by marking the appropriate box(es) (SEE REVERSE SIDE) but you need not mark any box, if you wish to vote in accordance with the Board of Directors’ recommendations. However, the Named Proxies cannot vote your shares unless you sign and return this Proxy Card in accordance with the voting instructions. The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.